SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

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UMB Financial Corporation

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UMB Financial Corporation

Notice of Annual Meeting of Shareholders

and Proxy Statement

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

April 24, 2012

9:00 a.m. CDT

UMB Bank Building

1010 Grand Boulevard

Kansas City, Missouri 64106

Important Notice Regarding The Availability Of Proxy Materials

For The Shareholders Meeting To Be Held On April 24, 2012:

This Proxy Statement and Annual Report to Shareholders are available at www.edocumentview.com/umbf

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 24, 2012

The Annual Meeting of Shareholders of UMB Financial Corporation (the “Company”) will be held at the Company offices located at 1010 Grand Boulevard, Kansas City, Missouri, 64106 on April 24, 2012, at 9:00 a.m. CDT. We are holding the Annual Meeting for the following purposes:

1) To elect four directors to hold office until the Annual Meeting of 2013;

2) To ratify the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm and to examine and audit the consolidated financial statements of the Company for the fiscal year 2012;

3) To act upon a shareholder proposal asking the Board of Directors to adopt a policy, in addition to the Company’s current Policy Against Hedging Transactions, that would prohibit named executive officers and directors from engaging in derivative, speculative, or hedging transactions involving Company stock, and from pledging Company stock as collateral for a loan; and

4) To transact such other matters as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on March 2, 2012, will be entitled to notice of, and to vote at, this meeting or any adjournments thereof. This Proxy Statement is being mailed, sent or otherwise provided to shareholders on or about March 14, 2012.

It is important that your shares be represented at the meeting. Please submit your proxy through the internet or by telephone, or mark, sign, date and return your proxy in the enclosed envelope, regardless of the number of shares you may own and whether or not you plan to attend the meeting in person. You may revoke your proxy and vote your shares in person if revoked in accordance with the procedures described in the attached proxy statement.

By Order of the Board of Directors,

Dennis R. Rilinger

Secretary

The date of this notice is March 14, 2012.

Important Notice Regarding The Availability Of Proxy Materials

For The Shareholders Meeting To Be Held On April 24, 2012:

This Proxy Statement and Annual Report to Shareholders are available at www.edocumentview.com/umbf

UMB FINANCIAL CORPORATION

1010 Grand Boulevard

Kansas City, Missouri 64106

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is being mailed and made available on our website beginning March 14, 2012, to the shareholders of record of the common stock, par value one dollar ($1.00) per share (the “Company Stock”), of UMB Financial Corporation (the “Company” or “UMB”) as of March 2, 2012 (the “Record Date”). in connection with the 2012 Annual Meeting of the Company’s shareholders which will be held at 9:00 a.m. CDT on April 24, 2012 at the Company offices located at 1010 Grand Boulevard, Kansas City, Missouri, 64106, and any adjournments thereof (the “Annual Meeting”).

Shareholders will meet for the following purposes:

1)	To elect four directors who will hold office until the Annual Meeting of 2013.

2)	To ratify the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm and to examine and audit the consolidated financial statements of the Company for the fiscal year 2012;

3)	To act upon a shareholder proposal asking the Board of Directors to adopt a policy, in addition to the Company’s current Policy Against Hedging Transactions, that would prohibit named executive officers and directors from engaging in derivative, speculative, or hedging transactions involving Company stock, and from pledging Company stock as collateral for a loan; and

4)	To transact such other matters as may properly come before the meeting or any adjournments thereof.

Shareholders do not have any dissenters’ rights of appraisal or similar rights in connection with any of these matters. Attendance at the Annual Meeting is limited to shareholders of record or their proxies, beneficial owners of Company Stock having evidence of such ownership, and guests of the Company. Proxies are being solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. This Proxy Statement contains information on matters to be voted upon at the Annual Meeting or any adjournments of that meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING,

PROXY MATERIALS AND VOTING

Why did I receive this proxy statement?

You received proxy materials (proxy statement, proxy card, Annual Report on Form 10-K, Annual Report to Shareholders and/or Notice of Internet Availability) because the Company and its Board of Directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting. This proxy statement contains information that UMB is required to provide to you under the rules of the Securities and Exchange Commission (the “Commission”) and is intended to assist you in voting your shares

Who may vote at the Annual Meeting?

Shareholders of Company Stock on the Record Date may vote at the Annual Meeting. Shareholders include “Registered Shareholders” whose shares are registered in their name at our transfer agent, Computershare Trust

Company, as well as “Beneficial Owners” whose shares are held in “street name” at a broker, bank or other nominee. At the close of business on the Record Date, there were 40,551,550 shares of Company Stock outstanding (such shares being the only shares of the Company entitled to vote). Each share is entitled to one vote with respect to each matter to be voted on at the Annual Meeting except for the election of directors, which is done by cumulative voting (see “What Vote is Required for each Proposal -- Proposal #1” below).

How does the Board recommend that I vote?

The Board recommends that you vote as follows:

• Proposal 1	“FOR” the election of each of the four (4) director nominees

• Proposal 2	“FOR” the ratification of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for 2012

• Proposal 3	“AGAINST” the shareholder proposal asking the Board of Directors to adopt a policy, in addition to the Company’s current Policy Against Hedging Transactions, that would prohibit named executive officers and directors from engaging in derivative, speculative, or hedging transactions involving Company stock, and from pledging Company stock as collateral for a loan

What vote is required for each proposal?

• Proposal 1	The four director nominees receiving the highest number of “FOR” votes will be elected. This is commonly known as “plurality voting”. You may use cumulative voting for the election of directors. You will have one vote per share for each nominee. Under cumulative voting, you may cast all of your votes for a specific nominee, or you may distribute your votes among all nominees in whatever proportion you wish. If you desire to use cumulative voting (to vote your shares other than equally among the four nominees) please contact the Company’s transfer agent at (312) 499-7033 prior to the annual meeting or vote in person at the Annual Meeting. Withholding authority to vote for some or all of the director nominees, or not voting, will have no effect on the election of directors. Your broker is not permitted to vote your shares on this matter if no instruction is received by the broker from you.

• Proposal 2	The ratification of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for 2012 requires the affirmative (“FOR”) vote of the majority of the shares present and entitled to vote at the Annual Meeting. You may vote “FOR” or “AGAINST” the proposal, or you may “ABSTAIN” from voting on the Proposal. Abstentions will have the same effect as votes against ratification. Your broker is permitted to vote your shares on this matter if no instruction is received from you.

• Proposal 3	The shareholder proposal asking the Board of Directors to adopt a policy, in addition to the Company’s current Policy Against Hedging Transactions, that would prohibit named executive officers and directors from engaging in derivative, speculative, or hedging transactions involving Company stock, and from pledging Company stock as collateral for a loan requires an affirmative vote (“FOR”) of a majority of the shares present and entitled to vote at the Annual Meeting. You may vote “FOR” or “AGAINST” the proposal, or you may “ABSTAIN” from voting on the Proposal. An “Abstain” vote will have the same effect as voting against the proposal. Your broker is not permitted to vote on this matter.

How do I vote my shares?

Registered Shareholders

If you are a Registered Shareholder, you may vote your shares on the internet, by telephone, by completing, signing and returning the proxy card by mail in the envelope provided, or by attending the Annual Meeting in person. The proxy materials that you receive will provide you a website address and telephone number to vote your shares by internet or telephone. To be valid, your internet or telephone vote must be received by 1:00 a.m. (CDT) on April 24, 2012. If you are voting by mail, please mail your signed proxy card in early to ensure that it arrives prior to the Annual Meeting.

Shares held by Beneficial Owners at a Broker, Bank or other Nominee

If your shares are held in street name through your broker, bank or other nominee, you are considered a “Beneficial Owner”. Beneficial Owners must vote their shares through the broker, bank, or nominee because that entity is considered the shareholder of record. If you are a Beneficial Owner, you should receive a form from the broker, bank or other nominee asking how you want your shares to be voted. The availability of internet or telephone voting for Beneficial Owners will depend on the voting processes of your broker, bank or nominee. Therefore, you should follow the voting instructions provided in the proxy materials that you receive to vote your shares. The time by which the broker, bank or nominee must receive your instruction on how you want to vote your shares will be included in the materials you receive. If you desire to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee prior to the meeting, and provide such proxy and an acceptable form of photo identification to the inspectors of the election at the meeting.

Shares allocated to me in the UMB Profit Sharing and 401(k) Savings Plan and the Employee Stock Ownership Plan

If you hold your shares of Company Stock in the UMB Profit Sharing and 401(k) Savings Plan (the “Profit Sharing Plan”) or in the UMB Employee Stock Ownership Plan (the “ESOP”) and you are a current employee of UMB with a valid Company e-mail address, you will receive an e-mail from the Company’s transfer agent, Computershare Trust Company, describing how to access proxy materials and instruct the trustee on how you would like your shares voted. If you hold shares in both the Profit Sharing Plan and the ESOP, you will only receive one e-mail representing the shares held in both plans. Individuals that are no longer employees of UMB or are employees without a valid Company e-mail address will receive the proxy materials in the mail and will be able to provide instructions to the trustee in the same manner as Registered Shareholders. To be valid, your instructions as to how you want your shares voted must be received by 1:00 p.m. (CDT) on April 20, 2012.

How will my shares be voted at the Annual Meeting?

If you vote by mail, through the internet, by telephone, or in person, your shares will be voted as you direct. If you submit a valid proxy prior to the Annual Meeting, but do not complete the voting instructions, your shares will be voted:

•	“FOR” Proposal 1 – Election of Directors. Equally in favor of the election of all nominees listed on the proxy card;

•	“FOR” Proposal 2 – Ratification of Selection of Independent Registered Public Accounting Firm

•	“AGAINST” Proposal 3 – Shareholder Proposal

If I am a Beneficial Owner and I hold my shares at my broker and I don’t vote, will the broker vote for me?

If you do not give instructions to your broker, the broker will determine if it has discretionary authority to vote on the particular matter. Brokers are permitted to vote if the matter is considered “routine”, but not on other matters. Proposal 2 for the ratification of Deloitte & Touche LLP to serve as the independent registered public accounting firm for 2012 is a routine matter, and brokers who have not received instructions from their customers will be permitted to vote on this proposal. Proposals 1 and 3 are not routine matters, and unless you provide instructions to your broker as to how you want your shares voted, the broker will not be entitled to vote them; this is called a “broker non-vote”. These broker non-vote shares will be counted toward the quorum requirement of the Annual Meeting, but they will not affect the determination of whether the non-routine proposals will be approved.

If I hold my shares in the UMB Profit Sharing Plan or ESOP and I don’t vote, will the trustee vote for me?

The trustee of the plans is the shareholder of record for all of the shares in the Profit Sharing Plan and ESOP. The trustees will vote the shares held for the account of each employee or former employee according to the instructions provided by the employee or former employee. If your voting instructions are not received by the trustee by 1:00 p.m., (CDT) on April 20, 2012, the trustee will vote your shares held in the Profit Sharing Plan in proportion to the way that the other Profit Sharing Plan shares were voted, and the trustee will vote the your shares in the ESOP according to the trustee’s discretion.

Can other matters be decided at the meeting?

On the date that this proxy statement was printed, UMB did not know of any other matters to be raised at the Annual Meeting other than those included in this proxy statement. If you submit a valid proxy and other matters are properly presented at the Annual Meeting, then the individuals appointed as proxies will have the discretion to vote those matters for you. UMB does not anticipate that any other matters will be raised at the Annual Meeting.

How do I revoke or change my vote?

You may revoke or change your proxy vote at any time before the vote is taken at the Annual Meeting. If you are a Registered Shareholder, you may do this by:

•	Executing a later-dated proxy for the same shares

•	Voting the same shares again using the internet or telephone;

•	Notifying the Corporate Secretary prior to the Annual Meeting;

•	Voting a ballot at the Annual Meeting;

If you are a Beneficial Owner and you wish to revoke your proxy, you should follow the instructions provided to you by the broker, bank or nominee. Beneficial Owners who wish to revoke their prior proxy at the Annual Meeting, will need to bring a legal proxy from the broker, bank, or nominee to the Annual Meeting indicating that they are the beneficial owner of the shares.

Who pays the expenses of the proxy solicitation?

UMB will pay the costs of the proxy solicitation. In addition to the solicitation of proxies by mail, your proxy may be solicited by telephone, mail or internet by certain employees, officers and directors of UMB and its affiliates who will receive no additional compensation for their services. UMB also has engaged Okapi Partners LLC to assist with the solicitation of proxies at an estimated fee of $10,000 plus disbursements. UMB will also reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding proxy materials to shareholders and updating their proxies.

STOCK OWNERSHIP

Principal Shareholders

The following persons owned of record or beneficially more than five percent of the common shares of the Company (the only outstanding voting securities of the Company) at the close of business on March 2, 2012:

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
R. Crosby Kemper 1010 Grand Blvd. Kansas City, Missouri	5,199,491	(1)	12.82%
Blackrock, Inc 40 East 52nd Street New York, NY 10022	2,716,659	(2)	6.70%
The Vanguard Group. 100 Vanguard Blvd. Malvern, PA 19355	2,175,763	(3)	5.37%

(1)	The total stock ownership reported for Mr. Kemper includes:

(a)	3,429,186 shares that Mr. Kemper owns directly;

(b)	13,058 shares held by Mary S. Kemper (wife of R. Crosby Kemper);

(c)	290,397 shares held by Kemper Realty Company and 403,404 shares held by Pioneer Service Corporation. Each of these are entities through which voting and investment decisions may be controlled, directly or indirectly, by R. Crosby Kemper.

(d)	1,063,446 shares held by UMB Bank, n.a. as either sole trustee or co-trustee; in each case R. Crosby Kemper has or shares voting or investment powers. Of these shares:

(i)	295,104 shares are held in trusts established under the will of Rufus Crosby Kemper, and 70,362 shares are held in the Enid and Crosby Kemper Foundation. In both cases, the shares may be voted or disposed of by UMB Bank, n.a. as trustee but only upon the direction of R. Crosby Kemper, Mary S. Kemper and Alexander C. Kemper, or any two of them.

(ii)	631,302 shares are owned by the R. C. Kemper, Sr. Charitable Trust and Foundation but may be voted or disposed of only by the co-trustees, R. Crosby Kemper, J. Mariner Kemper, and Sheila Kemper Dietrich, or any two of them.

(iii)	12,756 shares are owned by the R. C. Kemper, Jr. Charitable Trust and Foundation and may be voted or disposed of by R. Crosby Kemper, J. Mariner Kemper, and Mary S. Kemper or any two of them.

(iv)	53,922 shares are owned by the William T. Kemper Foundation and may be voted or disposed of by UMB Bank, n.a., but only upon the direction of R. Crosby Kemper.

(2)	According to information provided to the Company in Schedule 13G filed with the Commission on February 13, 2012.

(3)	According to information provided to the Company in Schedule 13G filed with the Commission on February 9, 2012.

Stock Owned By Directors, Nominees, and By Executive Officers

The following table sets forth the number of shares of Company Stock (the only outstanding voting securities of the Company) beneficially owned (as defined in Rule 13d-3 of the Exchange Act), as of March 2, 2012, by each director, each nominee, and by the executive officers named in the Summary Compensation Table. It also includes the shares beneficially owned by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Holdings (1)		Percent of Class
Craig L. Anderson	33,772		*
David R. Bradley, Jr.	14,314		*
Nancy K. Buese	2,060		*
Peter J. deSilva	180,472		*
Terrence P. Dunn	15,137		*
Kevin C. Gallagher	9,005		*
Greg M. Graves	10,575		*
Michael D. Hagedorn	67,919		*
Andrew J. Iseman	3,702		*
Alexander C. Kemper	1,189,493	(2)	2.93%
J. Mariner Kemper	1,645,978	(3)	4.06%
John H. Mize, Jr.	2,400		*
Kris A. Robbins	9,314		*
Thomas D. Sanders	62,087		*
L. Joshua Sosland	6,148		*
Paul Uhlmann III	9,090		*
Thomas J. Wood III	1,954,501	(4)	4.82%
All Directors and executive officers as a Group	4,890,888	(5)	12.06%

*	Less than 1% of outstanding shares.

(1)	Includes shares of common stock held directly by the individuals as well as by members of such individuals’ immediate families who share the same household, and shares held in trust and other indirect forms of ownership over which shares the individuals exercise sole or shared voting and/or investment power. Also includes restricted shares of common stock held by executive officers which are not vested, but for which the executive officer has voting rights, and shares that are subject to outstanding options exercisable within 60 days. The following named executive officers have options that are exercisable within 60 days for the amounts shown: Peter J. deSilva – 82,506 shares, Michael D. Hagedorn – 33,769 shares, J. Mariner Kemper – 93,267 shares, and Craig L. Anderson – 13,872 shares. In addition, all other executive officers of the Company collectively hold such options to acquire 181,476 shares.

(2)

Alexander Kemper directly beneficially owns 11,885 shares of common stock. The total shown in the above table also includes 290,397 shares held by Kemper Realty and 403,404 shares held by Pioneer Service Corporation. Alexander Kemper serves as an officer and a director of each of these entities, and may control voting and investment decisions, directly or indirectly. The total also includes 118,341 shares held by UMB Bank, n.a. as either sole trustee or co-trustee; in each case Alexander Kemper shares with other family members (including J. Mariner Kemper) voting and/or investment powers. The total also includes 295,104 shares held in trusts established under the will of Rufus Crosby Kemper, and 70,362 shares held in the Enid and Crosby Kemper Foundation. In both cases, the shares may be voted or disposed of by UMB Bank, n.a. as trustee but only upon the direction of R. Crosby Kemper, Mary S. Kemper and Alexander C. Kemper, or any two of them.

(3)	J. Mariner Kemper directly beneficially owns 189,778 shares of common stock. The total shown in the above table also includes 290,397 shares held by Kemper Realty and 403,404 shares held by Pioneer Service Corporation. J. Mariner Kemper serves as an officer and a director of each of these entities, and may control voting and investment decisions, directly or indirectly. The total also includes 118,341 shares held by UMB Bank, n.a. as either sole trustee or co-trustee; in each case J. Mariner Kemper shares with other family members (including Alexander Kemper) voting and/or investment powers. 631,302 shares are owned by the R. C. Kemper, Sr. Charitable Trust and Foundation and may be voted or disposed of only by the co-trustees, R. Crosby Kemper, J. Mariner Kemper, and Sheila Kemper Dietrich, or any two of them. 12,756 shares are owned by the R. C. Kemper, Jr. Charitable Trust and Foundation and may be voted or disposed of by R. Crosby Kemper, J. Mariner Kemper, and Mary S. Kemper or any two of them.

(4)	Thomas Wood directly beneficially owns 79,755 shares of common stock. The total shown in the above table also includes 85,578 shares held in fiduciary accounts where Thomas J. Wood is given the authority by the documents to vote and/or dispose of the shares of the Company, 25,092 shares held in fiduciary accounts where Mr. Wood and R. Crosby Kemper III have authority to vote and/or dispose of the shares, and 1,764,076 shares held by the Wood Family Limited Partnership of which Mr. Wood is a general partner.

(5)	Shares held in foundations, trusts and companies over which more than one member of the Board or executive officers share voting and/or investment power have been included only one time in this total.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the Commission. Executive officers, directors and greater-than-10% beneficial owners are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file with the Commission. Based solely on a review of the copies of such forms furnished to the Company, and written representations that no Forms 5 were required, the Company believes that during 2011 all of its officers, directors and greater-than-10% beneficial owners complied with applicable Section 16(a) filing requirements, except as follows. David Bradley filed a late Form 4 reporting the grant of 480 shares of common stock. Greg Graves filed a late Form 4 reporting the purchase of 53 shares of common stock. L. Joshua Sosland was late filing a Form 4 reporting the purchase of 177 shares of common stock. Peter deSilva filed a late Form 4 reporting the withholding of 604 shares of common stock by the Company to pay taxes on a vesting of restricted stock.

CORPORATE GOVERNANCE

UMB is committed to maintaining strong corporate governance principles and practices. If you would like additional information about the Company’s corporate governance practices, you may view the following documents at the Company’s website at www.umb.com/AboutUMB/InvestorRelations/CorporateGovernance or request copies of them by sending a written request to the Corporate Secretary, UMB Financial Corporation, 1010 Grand Blvd., Kansas City, MO, 64106

•	Corporate Governance Guidelines (last revised on January 24, 2012)

•	UMB Code of Ethics (last revised on January 24, 2012)

•	Audit Committee Charter (last revised on January 24, 2012)

•	Governance Committee Charter

•	Compensation Committee Charter (last revised on January 24, 2012)

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines for the Company to establish a flexible framework within which the Board may conduct business. Such Guidelines were last revised by the Board on January 24, 2012, to reflect the de-classification of the Board, a reduction in the size of the Board (to 13) and the adoption of a Director Resignation Policy that is applicable to uncontested director elections where a nominee receives a greater number of “withheld” votes than he/she does “for” votes.

Code of Ethics

The Company has adopted a Code of Ethics (“Code”) which applies to all employees, officers, and directors of the Company, including the chief executive officer, the chief financial officer and the chief accounting officer. There were no waivers of the Code during 2011. The Code was amended on January 24, 2012 to, among other things, broaden the range of conduct governed by the Code and that is reportable under the Company’s revised “Complaint and Internal Investigation Policy” adopted by the Board on that same date. The Company will post any changes to the Code, as well as any waivers of the Code, on its website or by filing a Current Report on Form 8-K .

The Board of Directors

Overview

The Company’s Board is currently comprised of 14 directors. Beginning with the 2012 Annual Meeting the size of the Board will be reduced to 13, and newly elected directors will serve an annual term which expires at the 2013 Annual Meeting. Prior to July 26, 2012, the directors were divided into three classes, with each class serving three-year terms on a staggered basis. Directors elected prior to July 26, 2012 will be allowed to complete their then-existing terms and will then be subject to annual elections, if nominated and re-elected.

Board Leadership Structure

Since 2001, the Company’s Chief Executive Officer has also served as Chairman of the Board. The Board believes that it is in the best interests of the Company and its shareholders to place Board leadership in one person. This leadership structure helps avoid ambiguity about who is accountable, and also enables the Chairman to possess extensive knowledge of the Company’s operations and strategies. During the period that the Chairman has served in the role of full-time Chief Executive Officer, he has developed significant knowledge of the Company’s complex multi-faceted operations and the highly-regulated environment in which it operates. The Board believes that this dual role of Chairman–Chief Executive Officer helps assure that the Chairman has, at all times, current and complete information on all matters (with particular emphasis on risk management and regulatory issues) relevant to the Board.

The Company’s Corporate Governance Guidelines provide that the chairman of the Company’s Governance Committee should preside at the periodic meetings of the Company’s “independent directors” (as such term is defined in applicable regulations). Since 2003, the chairman of the Governance Committee has presided at such independent director meetings. In his role as presiding director, the chairman of the Governance Committee has acted as a liaison between the independent directors and the Chief Executive Officer and other members of senior management, has held periodic meetings with the Chief Executive Officer on behalf of the independent directors to discuss matters of importance to the independent directors, and has acted as an informal spokesman for the independent directors. The Board believes that this presiding director arrangement is effective and appropriate because it facilitates communications among Board members and senior management, and ensures that any questions, comments, concerns or recommendations of the independent directors (and the Board in general) are discussed with the senior executives of the Company.

Board’s Role in Risk Oversight

The role of the full Board in risk oversight has two fundamental elements: (1) to ensure that the Company’s management has implemented an appropriate system to manage risks by identifying, assessing, mitigating, monitoring and communicating regarding risks; and (2) to provide effective risk oversight directly or through one or more Board-established committees.

The Board believes the first element of the Board’s risk oversight role is fulfilled through the Company’s extensive risk management program designed to identify, quantify, monitor, report and control the Company’s risks, which are broken down into ten separate categories deemed relevant to the Company and its business. The enterprise risk management program is overseen by the Company’s Chief Risk Officer. The Chief Risk Officer chairs the Company’s Enterprise Risk Committee which is responsible for, among other things, ensuring that adequate and consistent risk management practices are being exercised within the Company establishing appropriate risk management systems to control such risk in relation to the desired corporate risk profile. The Company’s Chief Risk Officer reports to the full Board, the Audit Committee and the Company’s Chief Financial Officer and Chief Administrative Officer, on the activities and recommendations of the Enterprise Risk Committee, and on other issues of risk.

The second element of the Board’s oversight role is fulfilled primarily by the full Board receiving, at each Board meeting (and between meetings if events or circumstances so warrant) written and oral reports and materials from the Company’s Chief Risk Officer and other executive officers on the status of each category of Company risk and on its overall risks, as well as any material changes or developments in any of its risk profiles or experiences.

In addition to the full Board’s direct oversight, the Audit Committee, as required in its Charter, reviews and evaluates the Company’s policies and practices with respect to financial risk assessment and financial risk management (including the Company’s major financial risk exposures, and steps taken by management to monitor and control such exposures) as well as the Company’s litigation management process and insurance management. The Audit Committee’s charter also directs it to oversee the Company’s compliance with laws and regulations relating to financial reporting and tax matters, and to evaluate the adequacy of the Company’s financial reporting and business process controls. The Audit Committee provides a full report on the above matters to the full Board at each Board meeting.

The Company’s Compensation Committee is responsible for the monitoring and controlling the Company’s compensation programs that may impact enterprise risk. The Compensation Committee reviews the analysis and reports from the Company’s internal compensation and risk-management personnel on the risks associated with each element of the Company’s incentive-based compensation plans and arrangements, and provides reports to the Board on compensation-based risks, including its conclusion as to the extent, if any, that the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Director Independence

In considering and making decisions as to the independence of each of the directors of the Company, the Board considered transactions and relationships between the Company (and its subsidiaries) and each director (and each member of such director’s immediate family and any entity with which the director or immediate family member has an affiliation such that the director or family member may have a material indirect interest in a transaction or relationship with such entity). The Board has determined that the following members of the Board are independent as defined in applicable Commission and NASDAQ rules and regulations, that each constitutes an “Independent Director” as defined in NASD Listing Rule 5605(a)(2) , and that such members constitute a majority of the entire Board:

David R. Bradley, Jr.	Greg M. Graves	L. Joshua Sosland
Nancy K. Buese	John H. Mize, Jr.	Paul Uhlmann III
Terrence P. Dunn	Kris A. Robbins	Thomas J. Wood III
Kevin C. Gallagher	Thomas D. Sanders

The remaining three members of the Board (J. Mariner Kemper, Peter J. deSilva and Alexander C. Kemper) were found to be not independent due to their employment by the Company or family relationship to the Company’s Chief Executive Officer. In considering the issue of independence, the Board reviewed and considered, among other matters, the following relationships, transactions and/or arrangements involving, directly or indirectly, the directors listed above: (i) to varying degrees, nearly all of the directors (and/or his/her family members or entities with whom such directors or family members held executive positions or ownership interests or other rights which gave them an element of control or influence over such entity) had a banking relationship with the Company’s banking subsidiaries, including deposit accounts, extensions of credit, credit cards, investment services, trust services and other personal or commercial banking services; (ii) companies with which four of the Directors are associated, received commercial extensions of credit from the Company’s banking subsidiaries; (iii) one of the directors was the chief executive officer of a large construction company that performed construction work on several of the Company’s facilities in 2011 for which it received payments from the Company not material in amount; (iv) three Directors are or were during the prior 3-year period, a trustee of a trust or a chief executive officer of a large company, that obtained substantial commercial banking or trust services from the Company’s banking subsidiaries; and (v) one of the directors is the principal executive of a small business venture in which one of the Company’s named executive officers is a minority investor. All of the above transactions and relationships involved contract terms (including price, fees, rates, and interest) no less favorable to the Company than those offered by or available to unrelated entities or persons. The Board concluded that the above arrangements and transactions did not require disclosure under the provisions of Item 404 of Regulation S-K under the Exchange Act (see “Statement of Policy and Process” below), but considered such transactions, relationships and arrangements in reaching its conclusions as to the independence of the directors. The Board concluded that none of the non-employee directors (other than Alexander C. Kemper, who is the brother of the Chief Executive Officer of the Company and the son of a five-percent (or greater) shareholder of the Company) has any relationship with the Company that would impair his independence.

Committees of the Board of Directors

The Company has the following three standing committees: a governance committee, an audit committee, and a compensation committee. Each (and the membership thereof) is described below. Each committee has a formal charter which can be viewed on the company’s website identified under “Corporate Governance” above.

Governance Committee. The Governance Committee has four members: Terrence P. Dunn (Chair), Paul Uhlmann III, Thomas J. Wood III, and L. Joshua Sosland. The primary functions of the Governance Committee are to:

•	Consult with the Board regarding the size, organization, composition, and functioning of the Board and its committee structure and makeup,

•	Select and approve candidates for Board membership,

•	Recommend director-nominees for each Board committee,

•	Lead the Board in its periodic reviews of the Board’s and its committees’ performance,

•	Develop and recommend for Board approval, a set of corporate governance principles applicable to the Company,

•	Evaluate and make recommendations to the Board regarding the Board’s effectiveness and corporate governance policies and practices, and

•	Provide consultation or assistance to the Board on such other corporate governance matters as the Board may refer to it from time to time.

The Governance Committee met three times, during the 2011 fiscal year. The Board determined each current and former member of the Governance Committee to be independent, as defined in applicable SEC and the NASDAQ Stock Market LLC (“NASDAQ”) rules and regulations.

Audit Committee. The Company’s Audit Committee, a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act, oversees the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The members of the Audit Committee are: Nancy K. Buese, (Chair) , Kevin C. Gallagher, John H. Mize Jr., and Kris A. Robbins (who was appointed to the Audit Committee on January 25, 2011). Additionally, Theodore M. Armstrong served as a member and chair of the Audit Committee until April 26, 2011. The Board has determined that each current and former member of the Audit Committee is or was independent, as defined in applicable Commission and NASDAQ rules and regulations and qualified to serve on the Audit Committee under applicable Commission and NASDAQ requirements. The Board also determined, at its January 25, 2011, Board meeting, that Theodore M. Armstrong, Kris A. Robbins, and Nancy K. Buese were each an independent director and qualified as audit committee financial experts, under applicable law and the NASDAQ rules. The Audit Committee met five times during the 2011 fiscal year.

The primary functions of the Audit Committee are to provide an evaluation, review and oversight of:

•	The quality, integrity and adequacy of the accounting, financial reporting, risk management and internal control functions of the Company and its subsidiaries;

•	The integrity of the Company’s financial statements and related reporting process;

•	The Company’s compliance with legal and regulatory requirements;

•	The independent registered public accounting firm’s qualifications, independence and performance; and

•	The performance and adequacy of the Company’s internal audit function.

The Audit Committee has sole authority over the appointment and replacement of the independent registered public accounting firm, is directly responsible for the compensation, oversight and approval of the work of the independent registered public accounting firm, and receives communications from the independent registered public accounting firm. It is also responsible for preparing an Audit Committee report to be included in the Company’s annual proxy statement, and reviewing financial statements and other releases prior to filing with the Commission. The Audit Committee reviews and approves or ratifies related person transactions. Additionally, it establishes procedures for the processing of complaints regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee reviews summaries of all complaints or reported violations of the Company’s Code of Ethics, applicable legal requirements or Company policies, received under the Company’s revised “Complaint and Internal Investigation Policy” and monitors any authorized internal investigations of such complaints.

Compensation Committee. The Company’s standing compensation committee (the “Compensation Committee”) consists of the following members: Greg M. Graves (Chair), Thomas D. Sanders, David R. Bradley, Jr., and Kris A. Robbins. The primary functions of the Compensation Committee are to:

•

Establish and adjust the compensation of the chief executive officer and such other officers of the Company and its subsidiaries as the Compensation Committee may designate from time to time (all of the Executives having been so designated) and oversee the compensation of the Company’s executive officers;

•

Review and discuss with management, the compensation discussion and analysis (“CD&A”) narrative required to be included in the Company’s annual report on Form 10-K and the proxy statement for the Annual Meeting, and make a recommendation to the Board as to the inclusion of the CD&A in such documents, in accordance with applicable laws, rules and regulations;

•	Make recommendations to the Board regarding the compensation of directors who are not officers of the Company;

•	Administer the Company’s stock option and equity compensation plans, including the granting of options and issuance of awards of restricted stock thereunder;

•

Periodically review the Company’s compensation policies and practices for Company employees to determine if such policies and practices create risks that are reasonably likely to have a material adverse effect on the Company;

•	Review the results of shareholder advisory (non-binding) votes on “say on pay” and “say when on pay” and make recommendations to the Board of Directors with respect to such votes;

•	Develop and implement policies under which the Company may under specified circumstances, “claw back” compensation previously provided to Company executives, and;

•	Provide advice and recommendations to the Company’s management and Board on other compensation issues.

The Board has determined each current and former member of the Compensation Committee to be independent under applicable provisions of law and under Commission and NASDAQ rules and regulations, and to be a “non-employee director” as defined by Rule 16b-3 of the Exchange Act and an “outside director” as defined by Section 162(m) of the Internal Revenue Code. The Compensation Committee met four times during the 2011 fiscal year, and acted once by unanimous consent.

A narrative discussion of the process and procedures for the consideration and determination of executive and director compensation, including the Compensation Committee’s authority and role in such process, its delegation of certain of such authority to others, and the roles of Company executives and outside executive compensation consultants in making recommendations as to executive and director compensation, are contained in the “Executive Compensation—Compensation Discussion & Analysis” set forth below.

The consideration and determination of director compensation is conducted by the Compensation Committee. The Compensation Committee obtains from its outside compensation consultant (the consultant is identified and its functions described at “Executive Compensation Consultant” in the “Executive Compensation—Compensation Discussion & Analysis” set forth below) peer group data, board compensation survey results, and suggestions on Board compensation issues. Based on data and suggestions it obtains from its consultant, as well as information it obtains from the Company’s management and from public sources, the Committee considers Board compensation issues, and makes recommendations to the full Board for formal approval and action on such issues. Such consideration and recommendation is normally made on an annual basis.

Compensation Committee Interlocks and Insider Participation

None of the members serving on the Compensation Committee during 2011 (Greg M. Graves, David R. Bradley, Jr., Thomas D. Sanders and Kris A. Robbins) are or have been officers or employees of the Company or its subsidiaries, or have had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K of the Exchange Act.

Attendance at the Board of Directors Meetings, Committee Meetings and Shareholders Meetings

The Board met four times during 2011, and the Executive Committee took action in lieu of meetings on eight occasions during the year. The Audit Committee met five times, and the Compensation Committee met four times and took action once by unanimous consent. The Governance Committee met three times. All directors attended at least 75% of the aggregate of the number of Board meetings and committee meetings held during the portion of fiscal year 2011 during which he/she was a member thereof.

The Board has adopted a formal policy that strongly encourages all members of the Board to attend the Company’s Annual Meeting, to facilitate communication between the directors and the shareholders of the Company. All of the elected members of the Board attended the Annual Meeting held on April 26, 2011, except for Theodore M. Armstrong (whose term expired co-terminus with the Annual Meeting held on April 26, 2011 and who was not nominated for re-election at that time).

Communications with the Board of Directors

The Board has adopted a formal policy providing a process for shareholders to send communications to the Board, or any individual director. Such communications must be in writing and sent to the Board (or to the individual director) at the following address: UMB Financial Corporation, Chairman of the Governance Committee, c/o Corporate Secretary, Mail Stop 1020604, 1010 Grand Blvd., Kansas City, MO 64106. All such shareholder communications will be acknowledged and reviewed by the Corporate Secretary, and the Corporate Secretary will regularly forward to the Governance Committee a summary of such correspondence. The

Governance Committee may take such further action, if any, on any item of correspondence, as it deems appropriate. Any Board member may at any time request and review a log of all correspondence received by the Corporate Secretary that is addressed to the Board (or any individual members thereof), and may obtain from the Corporate Secretary copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are to be immediately brought to the attention of the chairperson of the Audit Committee, to be thereafter handled in accordance with procedures established by the Audit Committee with respect to such matters.

Transactions with Related Persons

Statement of Policy and Process

The Company has adopted a written Statement of Policy and Process (described below) under which the Company’s Audit Committee reviews, and approves or ratifies, any transaction or group of similar transactions (other than those involving compensation and are reviewed by the Compensation Committee) for which disclosures under Item 404 of Regulation S-K under the Exchange Act are required. Such transactions include those in which the Company is or will be a participant, the amount involved exceeds $120,000, and in which any of the following “Related Persons” have a direct or indirect material interest: (i) any director or executive officer of the Company, (ii) any nominee for director, (iii) any person holding 5% or more of the Company’s securities, (iv) any “immediate family member” (as such term is defined in the Exchange Act) of a director or executive officer or nominee or 5% shareholder, and (v) any firm, corporation or other entity (each a “Related Entity”) in which any of the foregoing persons have a material interest (but expressly excluding any indirect interest arising solely by reason of being a director thereof, or as a less-than-5%-shareholder or limited partner thereof).

No review, approval or ratification is, however, required for transactions (i) where the rates or charges involved are determined by competitive bids, or involve the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, (ii) involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services, (iii) where the interest of the Related Person arises solely from the ownership of a class of securities of the Company on which dividends or distributions are made to all holders of such securities on a pro rata basis, or (iv) involving indebtedness extended by any of the Company’s bank subsidiaries if the debt is not non-accrual, past due, restructured or constituting a problem credit under applicable regulatory guidance.

Key personnel in each of the relevant divisions and operations of the Company (and its subsidiaries) where any Related Persons are potential participants in a transaction covered by the Statement of Policy and Process, are responsible for monitoring and reporting to the General Counsel, any existing or contemplated transactions. After obtaining all appropriate data, the General Counsel informs the Audit Committee of any transactions for which review and approval/ratification may be required, and provides to the Audit Committee, data and information necessary to conduct such review. If advance Audit Committee approval of a transaction does not occur, then it shall be considered after the transaction has been entered into, and if the Audit Committee determines it to be appropriate, the transaction may be ratified at the Audit Committee’s next regularly-scheduled meeting. If ratification is not considered appropriate, the Audit Committee shall direct the Company’s management to rescind and terminate the transaction as promptly, and on as favorable of conditions, as is feasible.

No member of the Audit Committee or Compensation Committee participates in any review, consideration, approval or ratification of any transaction with respect to which such member (or any of his or her immediate family members or any of his Related Entities) is involved.

In accordance with the Statement of Policy and Process, when reaching its decision as to whether to approve or ratify a transaction, the Audit Committee considers: (i) the terms of the transaction, (ii) whether completion of the transaction is consistent with the best interests of the Company and its shareholders, (iii) the benefits likely to accrue to the Company, (iv) the extent of the Related Person’s interest in the transaction, (v) whether the transaction presents a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof), (vi) any impact the transaction may have on a Director’s independence, (vii) the availability of comparable products or services from sources other than the Related Person, (viii) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, or on terms comparable to those provided to Company employees generally, and (ix) whether the Company is obtaining products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources.

2011 Transactions

The Audit Committee reviewed and approved the following transactions:

R. Crosby Kemper (the former chairman and chief executive officer and long-time executive of the Company, and a holder of more than 5% of the Company’s voting securities and father of J. Mariner Kemper, Chairman and Chief Executive Officer, and Alexander C. Kemper, director) received $150,000 during 2011 in consulting fees pursuant to a consulting agreement with the Company that is in effect (on a month to month basis). The Company anticipates paying Mr. Kemper $12,500 per month under the consulting agreement for such period of time hereafter as such agreement may remain in effect. The Company will also provide Mr. Kemper with appropriate business expense reimbursement, an automobile, secretarial and administrative support and office facilities.

R. Crosby Kemper, Alexander C. Kemper and J. Mariner Kemper together with certain other members of their immediate families, own a majority of the stock of Pioneer Service Corporation, and they serve as executive officers of such company. For more than 20 years the Company leased from Pioneer Service Corporation, one or more commercial billboards located in the Kansas City metropolitan area (used exclusively for Company advertising). In December 2009, when the then-existing lease was due to expire, the lease was modified for an additional three-year period (2010 – 2012) to cover two billboards, at an annual rate of $124,000. The total of the lease payments made to such company during 2011 was $124,000, and is anticipated to be the same amount for 2012.

During 2011, many of the Company’s directors, executive officers, 5%-shareholders, and their related companies and entities, were customers of, and had credit and other banking transactions with, the Company’s affiliate banks in the ordinary course of each respective bank’s business. Such relationships were, and continue to be, conducted on substantially the same terms as those prevailing at the same time for comparable transactions with persons not related to the Company. All loans and other indebtedness extended by such affiliate banks to such directors, executive officers and family members and related companies and entities, were made in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company or its subsidiaries, and did not involve more than the normal risk of collectability or present other unfavorable features.

In connection with the review of the compensation given to Company executives, the Company’s Compensation Committee reviewed and approved the continued employment of Heather K. Miller (a sister of J. Mariner Kemper, Chairman and Chief Executive Officer, and Alexander C. Kemper, director, and a daughter of R. Crosby Kemper, shareholder of more than 5% of the Company Stock) as Executive Vice President and member of the Management Committee, at a 2011 compensation of $246,384 (which sum includes $73,000 representing an award under the Company’s 2011 short-term incentive compensation program that was not actually paid until 2012, but excluding the award under the 2010 short-term incentive compensation program that was actually paid to Ms. Miller in 2011). In addition to the above, Ms. Miller received grants during 2011 of service-based restricted stock, performance-based restricted stock and non-qualified stock options under the Long-Term Plan valued at $80,500 on the date of grant. It is anticipated that Ms. Miller will continue such employment at a similar compensation level during 2012, with any changes to be reviewed and approved in advance by the Compensation Committee. Since the Compensation Committee reviewed and pre-approved all compensation arrangements with Ms. Miller, the Audit Committee did not review such transaction.

The Compensation Committee also reviewed and approved the at-will employment (commencing January 1, 2012) of Gary Wolf, a son-in-law of R. Crosby Kemper and brother-in-law of J. Mariner Kemper, as Senior Vice President and Wealth Advisor, together with the compensation to be provided to him. The cash compensation (including projected incentive payments under the variable-pay plan of the unit to which he is assigned) to be received by Mr. Wolf for 2012 is projected to be $200,000. In addition, Mr. Wolf received at the time of his hiring, a one-time grant of service-based restricted stock (vesting over a period of five years) under the Company’s Long-Term Plan, having a grant value of $27,000 at the date of grant. It is anticipated that Mr. Wolf will continue such employment at a similar compensation level during 2012, with any changes to be reviewed and approved in advance by the Compensation Committee. Since the Compensation Committee reviewed and pre-approved all compensation arrangements with Mr Wolf, the Audit Committee did not review such transaction.

There were no transactions since the beginning of the Company’s 2011 fiscal year that were required to be reported in this Proxy or on the Company’s Annual Report on Form 10-K pursuant to the requirements of Item 404(a) of Regulation S-K where the policies and procedures described above did not require review, approval or ratification or where such policies and procedures were not followed.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of the Company’s 2011 compensation for the five Named Executive Officers (the “Executives”) identified below and whose summary compensation is set forth in the “2011 Summary Compensation Table” and other compensation tables contained in this Proxy Statement:

•	J. Mariner Kemper, Chairman and Chief Executive Officer

•	Michael D. Hagedorn, Vice Chairman, Chief Financial Officer & Chief Administrative Officer

•	Peter J. deSilva, President and Chief Operating Officer

•	Andrew J. Iseman, CEO Scout Investments, Inc. (“Scout Investments”).

•	Craig L. Anderson, President Commercial Banking

Compensation Philosophy and Objectives

The objectives of the Company’s executive compensation philosophy and programs are to:

(i)	Pay for Performance: motivate executives to perform at consistently high levels by linking their compensation to the Company’s performance, using both short-term and long-term performance standards

(ii)	Reward Long-Term Growth: align the executives’ incentives with shareholder value creation by rewarding long-term growth and sustained profitability and causing them to have a “Shareholder Attitude”

(iii)	Attract and Retain Executives: attract and retain highly qualified executives by offering a market-competitive pay package

(iv)	Incent Performance: motivate the executives to perform at consistently higher levels

Executive Compensation Components

Consistent with prior years, the Company utilized the following primary compensation components in implementing its executive compensation philosophy and objectives in 2011:

•	Salary

•	Annual cash incentive compensation awards (“Short-Term Awards”) under the UMB Financial Corporation Short-Term Plan or similar individual programs

•

Equity incentive compensation awards under the UMB Financial Corporation Long-Term Incentive Compensation Plan (“Long-Term Plan”), consisting of non-qualified stock options (“Options”) , service-based restricted stock (“Service-Based Shares”), and performance-based restricted stock (“Performance-Based Shares”)

•	Benefits

•	Perquisites.

The primary features of each component, and the objectives it is intended to achieve and behavior it is intended to encourage, is set out below:

Component	Key Features	Objective, Reason Used, and Behavior to be Rewarded
Salary	Fixed bi-weekly cash payments

•     To attract & retain qualified executives

•     To provide a competitive fixed level of cash compensation that recognizes competency, leadership, job responsibilities, experience, industry knowledge, and individual performance

Short-Term Awards

•     Annual cash awards made under the Short-Term Plan or similar individual program, based on achievement of annual performance objectives

•     Amounts depend on achievement of the objectives, and upon Company profitability

•     To motivate executives to exceed annual performance objectives

•     To align executives’ performance with the control of short-term risk

•     To link executives’ interests with achievement of Company short-term objectives, specifically including annual Company profitability

•     To enable executives to pay taxes on their non-cash compensation awards

•     To recognize and encourage overall support of the Company’s mission and values

Options	• Non-qualified stock options granted under the Long-Term Plan • Vest over a multi-year period

•     To align executives’ long-term interests with those of shareholders and expose them to risks of downside stock prices

•     To increase profitability and stock price

•     To promote retention

•     To encourage superior long-term performance

Service-Based Shares	• Shares of forfeitable restricted Company Stock granted under the Long-Term Plan • Vest over a period of years,

•     To promote retention

•     To link executives’ compensation with increases in shareholder value and encourage performance that drives higher stock price

•     To incent executives to focus on long-term risk control

Component	Key Features	Objective, Reason Used, and Behavior to be Rewarded
Performance-Based Shares	• Shares of restricted Company Stock granted under the Long-Term Plan • Multi-year vesting • Forfeited unless a multi-year Company performance goal is achieved

•    To motivate and reward executives’ performance that supports long-term Company profitability

•    To promote a Shareholder Attitude

•    Retention

•    To link executives’ interests to successful execution of Company strategies

•    To build a team approach and joint efforts to support the Company’s overall mission and values

Benefits	• Programs offered to all employees, such as health insurance and 401(k) matching contributions	• To match the base benefits offered to all employees in the marketplace generally • To support recruitment and retention

Perquisites	• Auto or auto allowance & parking • Tax preparation assistance • Higher level of relocation allowances	• To enable the Company to compete for top executive talent by offering market-level non-cash compensation components • Retention

Compensation may be paid out over a longer term (as opposed to monthly or annually) in situations where the Company seeks to motivate an executive to focus on multi-year strategies, or to focus on risks that may not manifest themselves for several years. Currently-paid compensation (primarily cash salary) is seen as being necessary in order to be competitive and attract and retain executive talent that is in demand in the marketplace. Equity-based compensation (particularly Options and Performance-Based Shares) is used to provide compensation that is “at risk” if the specified performance level is not achieved. Options (as opposed to restricted stock grants) are used where it is deemed desirable to leverage the value that an executive may potentially receive as a result of increases in the Company’s stock price, although the Company may incur added accounting expense if Options expire “out of the money” or are otherwise not exercised.

2011 Compensation Highlights

In February 2011, the Company’s Compensation Committee (“Committee”) conducted its annual review of executive compensation and, as a part of the review, established a 2011 Short-Term Incentive Compensation Program (the “2011 Short-Term Program”) under the Short-Term Plan and a special short-term variable pay plan (the “Scout Plan”) for the CEO of Scout Investments, Mr. Iseman, and established performance standards under the Short-Term Program or Scout Plan for all of the Executives. It also granted Options, Service-Based Shares and Performance-Based Shares to the Executives under a 2011 Long-Term Program (the “2011 Long-Term Program”) established under the Long-Term Plan. Except for the actions taken in implementing compensation adjustments for Messrs. Kemper, deSilva and Hagedorn (the “Executive Committee Members”) under the “Executive Committee Compensation Recalibration” described below, both the 2011 Short-Term Program and 2011 Long-Term Program were substantially similar to programs that were in effect in 2010.

The Committee implemented the second (and final) phase of a two-phase market-rate compensation adjustment program (the “Executive Committee Compensation Recalibration”) that had been initiated in 2010 to better align the compensation of each of the three Executive Committee Members with their respective evolving job responsibilities and with individual benchmarked compensation targets established for them by the Committee based on compensation data drawn from the Hay Group General Industry Market Data (“Industry Data”) and proxy data of the peer group recommended by the Hay Group (“Peer Group Data”). (See “Role of the Compensation Consultant” and “Use of Competitive Data” below.) For Mr. Kemper, that benchmarked target was the median position in the Industry Data (which was slightly above the median level of the Peer Group Data). The benchmarked target range for Mr. deSilva and Mr. Hagedorn was between the 50th and 75th percentiles in the Industry Data, and near the 75th percentile in the Peer Group Data. Benchmarked compensation levels were set for Mr. Iseman and Mr. Anderson at the 50th percentile level.

The Committee increased (i) Mr. Kemper’s salary by 17%, and the percentage-of-salary level of his target award under the Short-Term Program (from 55% to 65%); (ii) Mr. deSilva’s salary by 7%, and the level of special retention grant of Service-Based Shares (“Special Retention Grant”) awarded to him under the Long-Term Plan from 25% to 40%; and (ii) Mr. Hagedorn’s salary by 9% (the level of his Special Retention Grant remained at 15%). The Consultant confirmed that as a result of the adjustments that were made under the Executive Committee Compensation Recalibration, the total compensation opportunity levels of Messrs. Kemper, deSilva and Hagedorn would remain at levels that were slightly below the benchmarked compensation targets set by the Committee. In 2011, Mr. Anderson’s salary was increased through two raises totaling $55,000 (a 20% increase) due to his relocation and significantly increased responsibilities (in a newly-created position) for the Company’s lending and commercial banking operations.

In 2011, the Committee established the following Company-wide performance standard for the Company’s 2011 Short-Term Program; in order to receive any Short-Term Award under the Short-Term Program or the Scout Plan, the Company must achieve “core” net earnings of $103.1 million. In determining such “core” earnings, the Committee is to adjust the Company’s earnings (as reported under generally accepted accounting principles (“GAAP”)) to eliminate extraordinary events such as losses/gains relating to the sale of branches or other assets, business acquisition costs, certain severance costs, and litigation costs. In February 2012, the Committee confirmed that the Company had met that performance standard of $103.1 million in 2011 and approved Short-Term Awards to the Executives under the 2011 Short-Term Program.

Because the Company’s financial performance has improved since it first adopted the Long-Term Plan and Short-Term Plan, the awards earned by the executives under the Company’s incentive compensation programs have also increased. The Committee believes that these increased executive compensation amounts are desirable and in the best interest of the Company’s shareholders because they truly represent “pay for performance” and help align the overall compensation of the executives with market levels.

How the Compensation Committee Makes Compensation Decisions

Role of the Compensation Committee

The Committee, which consists of four independent directors, oversees the compensation of the Company’s executive officers, and approves all aspects of the compensation of the Executives and other top-level Company executives. The Committee determines salaries, evaluates the Executives’ individual performance, establishes their performance and incentive goals and objectives, and determines their total compensation packages. The Committee also determines all grants of equity-based compensation (for both the Executives and all other Company associates).

Role of the Chief Executive Officer and other Company Personnel

The Company’s Chief Executive Officer and the Company’s internal compensation department provide information and recommendations to the Committee regarding proposed compensation for all Executives; provided however that none of the Executives who are Executive Committee members provide recommendations as to, or participate in the establishment of, their own respective compensation packages. The information considered by the Committee includes data developed internally by the Company and by the Consultant, input from management, and evaluations by the Chief Executive Officer for each of the other Executives (but not himself). The Consultant, the Executives, and other members of Company management provide input to the Committee regarding the design and content of each multi-year Long-Term Program and each annual Short-Term Program established by the Committee, but all decisions on the design of such programs, selection of participants, level of awards, and other features are ultimately made solely by the Committee.

Role of the Compensation Consultant

The Committee has utilized Hay Group, Inc. as its independent executive compensation consultant (the “Consultant”) since 2008. The Consultant provides ongoing advice, research and analytical services relating to the design and components of the Company’s executive compensation programs and practices. The Consultant is hired by, directly responsible to, and reports to and is subject to the oversight of, the Committee. The data and consultation provided by the Consultant is rendered for, and provided to, the Committee. The Company is required to provide appropriate funding, as determined by the Committee, for payment of reasonable compensation to the Consultant. Representatives of the Consultant attended, in person or by teleconference, all of the Committee’s four meetings held during 2011.

In 2011, as in prior years, the Committee asked the Consultant to provide it with ongoing consultation regarding the Company’s executive compensation philosophy, to provide peer-group and industry survey executive compensation data, to assist it in developing changes to its executive incentive compensation programs, to provide updates and advice on evolving regulatory changes and requirements, and to annually evaluate and offer recommendations relating to the Company’s executive and director compensation practices and programs. Although the Committee receives information and recommendations from the Consultant, all decisions on matters of Executive compensation are made solely by the Committee.

In 2010, the Company adopted a policy providing that the Company management could engage the Consultant to provide services to the Company (as opposed to providing services to the Committee) only if the Committee first approves each such engagement in advance, but that no such advance approval was required if the aggregate annual fees for such additional services do not exceed $120,000 during any calendar year. The fees for such Company engagements of the Consultant did not exceed $120,000 in 2011. The policy was amended in 2011 to require that any consultant retained by the Committee be first determined by the Committee to be “independent,” and that in reaching any determination of independence, the Committee must take into consideration each of the factors identified in Section 952 of the Dodd-Frank Act and the rules to be promulgated by the Commission and applicable self-regulating organizations from time to time under such Act, as well as other relevant circumstances. At its February 2012 meeting, the Committee considered the factors referenced in Section 952, and concluded that the Consultant qualifies as being “independent.”

Use of Competitive Data

The Committee relies on various sources of compensation information to determine the competitive compensation market for the Executives, including compensation data drawn from the Industry Data and the Peer Group Data

In 2011, the Consultant compiled Peer Group Data and Industry Data for the Committee and provided information and advice to the Committee with respect to, among other matters, the level of salaries, as well as long-term and short-term incentive compensation grants. The Consultant also provided analysis and advice regarding the implementation of the final phase of the Executive Committee Compensation Recalibration described above. It also provided data and analysis of executive compensation trends, and of the salary ranges and other compensation elements paid by the Company’s peer group for executives serving in comparable positions.

At the request and direction of the Committee, the Consultant annually makes recommendations as to the criteria to be used in selecting a peer group, and then reviews the peer group and recommends changes in its membership as necessary. The Consultant then provides the Committee with compensation information relating to officers of peer group companies that have duties comparable to those of the Executives. In recommending the appropriate peer group the Consultant recommended the use of the following primary peer group evaluation criteria: company size as reflected by total assets, and companies with the same or similar Standard Industry Classification (SIC) code. Additional items to be considered in evaluating prospective peer-group companies include the following: U.S. domiciled publicly-traded companies, annual revenues, and total number of employees. Finally, the following selected financial criteria is used to identify outliers among the prospective peer companies: credit loss reserves as a percent of outstanding loans, non-performing assets as a percentage of total assets, Tier 1 and Total Capital ratios, Standard & Poors Financial Institution Credit Ratings, and TARP participation. The 2011 peer group companies listed below were those used in 2009 and 2010, except for one institution that was removed in 2011 as a result of its being acquired by a significantly larger financial institution :

Bancorpsouth Inc.	FirstMerit Corp
BOK Financial Corp.	National Penn Bancshares Inc
Boston Private Financial Holdings	Old National Bancorp
City National Corp.	Susquehanna Bancshares Inc.
Commerce Bancshares Inc.	Trustmark Corp.
Cullen/Frost Bankers, Inc.	Valley National Bancorp
First Citizens Bancshares	Webster Financial Corp
First Midwest Bancorp Inc.	Wintrust Financial Corp

Committee Consideration of the Shareholder Advisory Vote on Executive Compensation

At the Company’s April 2011 annual meeting, its shareholders overwhelmingly approved the Company’s 2010 executive compensation program, with more than 90% of shareholder votes cast in favor of the Company’s “say-on-pay” resolution. As the Committee evaluated the Company’s compensation practices during 2011 and 2012, it was mindful of the strong support the Company’s shareholders had expressed for its approach to executive compensation. The Committee interpreted such vote as a positive endorsement of the Company’s compensation programs, practices and actions, and will continue to consider the outcome of the Company’s say-on-pay vote when making future compensation decisions. At the same annual meeting, the Company’s shareholders also voted on an advisory (non-binding) resolution to determine whether the required periodic advisory shareholder vote on executive compensation should occur every one, two, or three years. The Committee reviewed the results of the vote, and based, among other things, the fact that a majority of shareholders supported a three-year frequency for such future shareholder “say-on-pay votes, the Committee currently intends to submit future “say on pay” resolutions for the vote of shareholders, on a triennial basis.

General principles relating to the development of the Executives’ compensation packages

In making compensation decisions, the Committee takes into account, among other factors, the Company’s current financial and business performance, and the Company-wide “core” earnings target and threshold levels included in its Short-Term Programs (see “Annual cash awards under the Short-Term Plan”). The Committee also considers how the Company’s performance compares to its peer group, trends and significant changes in operations, circumstances unique to the Company, the respective Executive’s achievement of individual performance objectives, the performance level of any specific unit over which the Executive has primary responsibility, peer-group and industry survey comparative compensation data, and recommendations of the Consultant. The Committee’s goal is to have a general correlation between the relative scope of an Executive’s responsibilities, and the extent to which his incentive compensation targets are tied to Company-wide performance levels. The Committee also believes that a significant portion of each Executive’s compensation should be in the form of equity or otherwise at risk.

Compensation Benchmarks

The compensation adjustments made in 2011 were designed to align the total compensation packages of each Executive with the benchmarked target level established by the Committee (see “2011 Compensation Highlights” above) The total compensation level of Mr. Kemper for 2011 was closer to (but still below) the benchmarked target level (50th percentile) established for him by the Committee, and the compensation levels for Mr. deSilva and Mr. Hagedorn were near the top of the benchmarked target level range (50th to 75th percentile) established for them by the Committee. The higher levels for Mr. deSilva and Mr. Hagedorn were selected because of the high level at which they performed their responsibilities, and the need to assure their retention. The total compensation level of Mr. Iseman and Mr. Anderson were brought up to a target level closer to the benchmarked target levels established for them, although Mr. Iseman was still below such level.

Decisions as to Mix of Compensation Components

In considering the levels and “mix” of compensation components to be provided to each Executive each year, the Committee reviews a “tally sheet” that reflects the value of each compensation component awarded to him in the prior year, and the cumulative value of prior equity awards that have not yet been realized (e.g., unvested or unexercised options, restricted stock that is still subject to potential forfeiture, and potential cash and equity that the Executive might receive in the event of his death, disability, qualified retirement, or upon a change in control of the Company). This information enables the Committee to better evaluate how effective any future equity-based incentive awards are likely to be in light of the amount of the Company Stock and grants already held by the Executive, and to make compensation decisions and evaluate recommendations based on a more complete analysis of an Executive’s total compensation and potential rewards. In connection with its 2011 consideration and implementation of the Executive Committee Compensation Recalibration, the Committee adjusted the mix of cash and equity compensation according to the individual circumstances of each Executive Committee Member. As a result, Mr. Kemper now receives a larger percentage of his total compensation in cash because he already holds a significant amount of Company stock. The Committee concluded that Mr. Kemper’s compensation package need not contain as much emphasis on components designed to insure retention and a shareholder attitude. Mr. deSilva and Mr. Hagedorn now receive a larger percentage of their total compensation in the form of equity grants, because the Committee believed that such grants better accomplish the objective of long-term retention and help ensure a shareholder attitude.

Salary. The Committee believes that the Company must offer a market-based level of stable income, in order to recruit and retain highly-qualified executives. During the first quarter of each year, the Committee establishes annual salaries for the Executives. The Committee intends that salary levels approximate the respective benchmarked target levels established by the Committee (see “2011 Compensation Highlights” above). In reaching its decisions on Executive salary adjustments, the Committee reviews and considers the Company’s financial results and other performance data for the prior year, the roles that the Executives played in accomplishing improvements in the Company’s performance, the salaries and other compensation of the Executives compared to Peer Group Data and Industry Data, the level of compensation being provided to other Company executives, the recommendations of the Consultant, and the respective Executive’s relative ranking in the following six areas of value: performance, capabilities, autonomy, strategic perspectives, marketability and criticality. The Committee believes that these attributes are important measurements of the Executive’s value and of the Company’s need to retain the Executive. The Chief Executive Officer provides the Committee with rankings of all the Executives other than himself in each of these six areas. The Committee itself determines the rankings for the Chief Executive Officer.

The Peer Group Data and Industry Data provided by the Consultant at the Committee’s February 2011 annual executive compensation review reflected that the current salary of Mr. Kemper was significantly below the median salary level for similar positions, and that the salaries of Messrs. deSilva and Hagedorn were somewhat below the applicable benchmarked salary target levels set out in the Industry Data and Peer Group Data. Thus, as a part of implementing the final phase of the two-year Executive Committee Compensation Recalibration, and with the objective of improving the market competitiveness of the Company’s executive compensation program, consistent with the Company’s stated compensation philosophy, the salaries of the three Executives were increased as set forth in the following chart.

For Mr. Kemper, the Committee’s 2011 benchmarked salary target was the median position in the Industry Data (which was slightly above the median level of the Peer Group Data). The benchmarked salary targets for Mr. deSilva and Mr. Hagedorn were between the 50th and 75th percentiles in the Industry Data, and near the 75th percentile in the Peer Group Data. The Executive Committee Compensation Recalibration was designed to better reflect current market conditions for positions of similar responsibility and complexity, recognize the superior skills and leadership of Mr. deSilva and Mr. Hagedorn, and focus each of them on the creation of long-term value. The higher levels for Mr. deSilva and Mr. Hagedorn also were selected because of the high level at which they performed their responsibilities, and the need to assure their retention.

Based upon Industry Data and Peer Group Data, the Committee determined that Mr. Iseman’s salary was near the targeted 50th percentile level. Because of the significant progress that Mr. Iseman made in restructuring and growing the Scout Investments unit he is now leading, the Committee elected to make a small adjustment in his salary. Mr. Anderson’s salary was increased through two raises totaling $55,000 (a 20% increase) due to his relocation and significantly increased responsibilities (in a newly-created position) for the Company’s lending and commercial banking operations.

Executive	12/31/2010 Salary	Adjusted 2011 Salary	% Increase
J. Mariner Kemper	$615,000	$720,000	17%
Peter J. deSilva	$560,000	$600,000	7%
Michael D. Hagedorn	$320,000	$350,000	9%
Andrew J. Iseman	$375,000	$395,000	5%
Craig L. Anderson	$275,000	$330,000	20%

The Consultant confirmed that after such adjustments, the Executives’ salaries remained at or below the benchmarked target levels established by the Committee as described above.

Annual cash awards under the Short-Term Plan. The Committee uses annual cash incentive compensation awards under the Short-Term Plan (“STIP Awards”) (or, in the case of Mr. Iseman, annual cash incentive awards under the Scout Plan (“Scout Awards”) applicable to him as Chief Executive Officer of the Scout Investments). These Short-Term Awards are intended to motivate the Executives to achieve, and exceed, their individual annual goals and target performance standards (“Performance Objectives”) as approved by the Committee, and to otherwise support the Company’s key strategies. Because the Short-Term Awards are contingent upon the Executive’s performance, and are funded in direct alignment with the Company’s level of profitability, the Committee believes that they align the Executive’s financial interest with that of the shareholders and the Company as a whole, and truly reflect the Company’s compensation philosophy to “Pay for Performance.”

The Committee establishes and approves a Short-Term Program (and Scout Plan) each year. In addition to the Executive Committee Members and Mr. Anderson, approximately 135 other Company upper-level associates participated in the 2011 Short-Term Program. Only Mr. Iseman participated in the Scout Plan. Both the Short-Term Program and the Scout Plan provided a Short-Term Award target level for each participant, based on a specified percentage of his/her year-end salary, such percentage being determined by reference to the recommendations of the Consultant, peer group data, and the tier in which the respective participant has been categorized based on responsibilities and accountabilities.

The following 2011 Short-Term Award target levels (expressed as a percentage of 2011 year-end salary) were established for each of the Executives: 65% for Mr. Kemper, 55% for Messrs. Hagedorn and deSilva, 100% for Mr. Iseman, and 35% for Mr. Anderson. Mr. Kemper’s 2011 percentage-of-salary target level was increased (from its 2010 level of 55%) as a part of the Committee’s implementation of the Executive Committee Compensation Recalibration described in “2011 Compensation Highlights” above. The target levels used for Mr. deSilva and Mr. Hagedorn were unchanged from 2010 and were consistent with the benchmarked targets set by the Committee based on Peer Group Data, Industry Data, and the recommendations of the Consultant. Mr. Anderson’s level was established at 35% based on his January 1, 2011 responsibilities, and was consistent with other Company executives with comparable responsibilities and experience at that time. Mr. Iseman’s target level was set at 100% based on Industry Data and the Consultant’s recommendations relating to the level and type of compensation being paid to executives with comparable experience and responsibilities in the investment industry generally, and was deemed necessary to assure retention. All of the above increases were supported by the Consultant, whose data reflected that the percentages used by the Company were at or below levels required to achieve the desired competitive levels of compensation called for by the Committee’s executive compensation objectives.

As a part of its establishment of the Short-Term Program and the Scout Plan, the Committee established and approved Performance Objectives for each Executive. The 2011 Performance Objective for the three Executive Committee Members was a single Company-wide objective—the achievement by the Company of 2011 “core” net earnings of $103.1 million. The Committee concluded that use of this single Performance Objective was appropriate because of the Company-wide nature of those Executives’ duties and accountabilities, because such earnings were the most important measure of Company-wide performance, and because the Company’s overall performance is driven in significant measure by their individual performances. Because Mr. Iseman’s and Mr. Anderson’s responsibilities were heavily focused on a specific unit of the Company, each of their Performance Objectives included weighted individual performance standards applicable to their respective units, as set forth below. The Committee believed that the Executives’ 2011 Performance Objectives would be significantly challenging, taking into account the uncertainties in the financial services industry and world economy in general, but achievable if the Executives and other senior management met or surpassed their business and unit goals and objectives.

Andrew J. Iseman Objectives	Target	Percentage Achieved
Unit Financial Performance (revenue, pre-allocation net income and fund and separately-managed account flows)	$82 million, $30.7 million and $2.8 billion, respectively	86%

Company Financial Performance (core net earnings)	$103.1 million	130%

Product Performance (Global Strategy launch, rebranding & product development)		110%

Implementation and support of Company-wide cultural and customer experience values		120%
		OVERALL 96%

Craig L. Anderson Objectives	Target	Percentage Achieved
Regional Financial Performance (net income, loans & non-performing loans)	$112 million, $2.3 million & .7% or less, respectively)	125%

Associate survey scores	84 or greater	98%

New commercial relationships	100 or more	150%

Net income in designated markets	$1.6 million	120%

Implementation and support of Company-wide cultural and customer experience values		100%
		OVERALL 109%

Early in 2012, the Committee determined whether, and how much, of each Executive’s target Short-Term Award the Executive would actually receive, using the process described below:

Determination of Actual Short Term Bonus Pool. When the 2011 Short-Term Program and Scout Plan were approved, the Committee established a target Short-Term Award pool of $ 4.9 million, based on a $103.1 million Company-wide Performance Objective. This Performance Objective was to be based on “core” results of the Company, to ensure that any award would represent the underlying growth of the core business of the Company and not be artificially inflated or deflated by extraordinary items—either in the award year or a prior year to which comparison was being made. In determining the “core” net earnings of the Company for 2011, the Committee was authorized to make adjustments (“Core Adjustments”) to its earnings (as such earnings were reported under GAAP) to eliminate extraordinary events such as losses/gains relating to the sale of branches or other assets, business acquisition costs and certain severance costs and litigation expenses. Once the “core” net earnings was determined at the end of 2011, then the $4.9 million target Short-Term Award pool was to be proportionally adjusted up or down to the actual amount of funding (the “Actual Bonus Pool”) that would be made available to fund 2011 Short-Term Awards, based on the limitations and provisions of the following chart, with amounts falling between the levels set out on the lines of the chart being interpolated. The Actual Bonus Pool was also to be adjusted to reflect salary adjustments of the participants in the 2011 Short-Term Program between the date the 2011 Short-Term Program was established, and year end.

Actual “Core” Net Earnings as % of 103.1 million	Actual Bonus Pool as % of the Target Bonus Pool
< 80%	0%
80%	50%
90%	75%
100%	100%
110%	125%
120%	150%
130% or Greater	200%

In February 2012, the Committee determined that positive Core Adjustments of approximately $9 million should be made to the Company’s GAAP earnings of $106.5 million, that as a result the Company had achieved 2011 net “core” earnings of approximately $115.5 million; and that under the formula set out in the above chart (and after adjustments were made to recognize the increased year-end salaries of participants) the Actual Bonus Pool for 2011 Short-Term Awards was approximately $6.8 million, subject to any cap or adjustment that the Committee might thereafter make.

Determination of Short-Term Awards to Executives. The amount of such Actual Bonus Pool was first divided among each of the Company’s various lines of business (the “Units”) that had participants in the 2011 Long-Term Program or Scout Plan, based on the Short-Term Award targets of the participants in each respective Unit and such discretionary adjustments as the Committee deemed appropriate. All of the Executives were treated as one Unit (the “Executives Unit”), and all decisions as to the amount of the Short-Term Award that each such Executive was to actually receive from the Executive Unit’s portion of the Actual Bonus Pool, was made exclusively by the Committee.

In determining each individual Executive’s Short-Term Award, the Committee utilized, as a base number, a dollar amount equal to such Executive’s Short-Term Award target (adjusted to reflect any changes in his/her salary during 2011), multiplied by the percentage of his Performance Objectives that were found to have been achieved (such percentage being indicated in the chart below as the “Computed % of Target Award”). The Committee then made adjustments in order to take into account its evaluation of each Executive’s performance and support of key Company mission and values, and such other factors and circumstances as the Committee deemed relevant. Upward adjustments were made for all three Executive Committee Members due to the extraordinary performance of the Company during the year, including record profitability, low levels of non-performing loans, and successful integration of recent acquisitions—all in the face of increased regulatory burdens, low interest rates and a weak economy. A significant upward adjustment was made for Mr. Iseman in recognition of comparatively strong performance of the Scout Investments unit despite an adverse economic and investment climate, the fact that his total compensation package was below his benchmarked target level, and the strong need for his retention which was seen as being critical to achieving the Company’s important strategic goal of significantly expanding its investment advisory business. The discretionary adjustment for Mr. Anderson was based on the strong performance of a segment of the Company’s operations for which he was only recently given accountability, and which had limited pre-existing infrastructure. The Short-Term Awards finally allocated to the Executives by the Committee, including the above adjustments, are set forth in the “2011 Actual Award” column below:

Name	2011 Target Award (12/31/11 salary x percentage)	Computed % of Target Award	Adjusted % of Target Award	2011 Actual Award	2010 Actual Award	2009 Actual Award
J. Mariner Kemper	$468,000 ($720,000x65%)	130%	140%	$655,200	$422,812	$332,758
Michael D. Hagedorn	$192,500 ($350,000x55%)	130%	140%	$269,500	$220,000	$187,554
Peter J. deSilva	$330,000 ($600,000x55%)	130%	140%	$462,000	$385,000	$326,708
Andrew J. Iseman	$395,000 ($395,000x100%)	96%	109%	$430,000	n/a	n/a
Craig L. Anderson	$115,500 ($330,000x35%)	121%	140%	$161,700	$107,250	$74,243

The Committee approved the 2011 Short-Term Awards set out in the “2011 Actual Award” column above. For comparison purposes, the Short-Term Awards made to the Executives for the years 2009 and 2010 are also set forth in the above table. (Mr. Iseman joined the Company in mid 2010, and thus no prior-year data is shown for him.)

Equity grants (Options, Performance-Based Shares, and Service-Based Shares) under the Company’s Long-Term Plan. The Committee uses equity awards under the Long-Term Plan to reward and encourage the Executives’ continued service and multi-year commitment to the accomplishment of long-term strategies. The Committee also uses such awards to help attract, retain and motivate the Executives. The Committee believes these awards expose Executives to the risks of downside stock prices and motivate them to perform in a manner that will build and maintain higher sustained earnings, shareholder value and stock prices. Grants of Options are used to motivate the Executives to perform in a manner that will cause the value of the Company (and consequently the price of its stock) to grow, because such grants are of value only in the event of such growth. In deciding whether to use cash or non-cash compensation components, the Committee considers the size of the Executive’s existing equity holdings (including restricted stock and options), the tax expense that an Executive incurs in connection with the vesting or exercise of equity-based compensation, and the tax and accounting consequences for the Company.

The Committee’s decision to use grants of restricted stock that contain a performance-based element is influenced in part by the provisions of Section 162(m) of the Internal Revenue Code, which prohibits companies from taking a tax deduction for certain compensation paid in excess of $1 million to any of its named executive officers. However, performance-based compensation, as defined in the tax law, is fully deductible if the underlying compensation plan has been approved by shareholders and meets certain other requirements. The Committee believes that it structured the Long-Term Plan (and its annual awards of Performance-Based Shares and Options made thereunder) such that the compensation reflected by such awards should qualify as performance-based compensation under Section 162(m) and be deductible. As a result, the Compensation Committee believes that all of the compensation granted to the Executives in 2011 (except a portion of compensation given to Mr. Kemper and Mr. deSilva) will be deductible. The Committee anticipates that in the future it may approve new or additional compensation that will not meet deductibility requirements, if it concludes that such compensation is necessary to ensure competitive levels of compensation for the Executives, or is otherwise in the best interest of the Company.

Each year the Committee establishes a multi-year equity-based Long-Term Program under the Long-Term Plan. The Committee determines which executives will participate, and establishes a target dollar amount for each executive, based on a percentage of the executive’s salary. The Committee establishes the percentage-of-salary levels for the executives after considering data provided by the Consultant, peer group data, the scope and overall importance of the executive’s responsibilities, and the “tier” to which the executive has been assigned under the Program. The Committee also considers the Company’s performance and profitability.

For 2011, the Committee set the following percentage-of-salary target amounts for the Executives, such levels being unchanged from those used in 2010:

J. Mariner Kemper	100%
Michael D. Hagedorn	70%
Peter J. deSilva	100%
Andrew J. Iseman	50%
Craig L. Anderson	50%

The 100% level was deemed appropriate for Mr. Kemper and Mr. deSilva because of the importance of their leadership and criticality in implementing the Company’s multi-year plans. The lower level selected for Mr. Hagedorn reflected the more focused impact that he was expected to have on those plans, due to his specific scope of responsibility. The levels selected for Mr. Iseman and Mr. Anderson were based on their principal responsibility for units of the Company that were deemed to be strategically important, the increase in the scope of their responsibilities in 2011, and the need for their Retention.

The target dollar amount for each respective Executive was divided into three different equity awards: Performance-Based Shares, Service-Based Shares, and Options. The mix of these awards in 2011 was designed (i) to encourage retention of the Executives (through the use of Service-Based Shares), (ii) to put a portion of the Executive’s compensation at risk and subject to achievement of specified performance objectives (through the use of Performance-Based Shares), and (iii) to motivate the Executives to perform in a manner designed to enable the price of the Company’s stock to increase (through the use of Options). The selection of the three types of awards and the mix used in 2011 was generally the same as was used in the Committee’s prior programs, and was determined by the Committee based generally on how the awards relate to the objectives and performance that the Long-Term Plan was designed to incent and reward, the circumstances of each individual Executive, and the mix of similar types of awards being offered generally by other financial institutions competing for the Executives’ talents. The Committee received specific input on this issue from the Consultant, including its analysis of Peer Group Data and Industry Data.

The mix of awards for Mr. Iseman and Mr. Anderson differed somewhat from that of the three Executive Committee Members who have a strong influence over Company-wide performance. The award for Mr. Iseman was designed to provide a slightly higher “retention” incentive and to recognize the high level of Short-Term Award that he was given; it thus included a higher portion of Service-Based Shares and lower portion of Performance-Based Shares. The award for Mr. Anderson contained a slightly higher portion of Service-Based Shares (with a proportionally lower portion of Performance-Based Shares) in recognition of his recent promotion to a new position which did not yet have the support and infrastructure that was expected to be essential to his maximum long-term success. The annual equity grants made to all participants (including the Executives) in the 2011 Long-Term Program were made on February 18, 2011, and the mix and initial value of such grants to the Executives are reflected below:

		Service-Based Shares		Performance-Based Shares		Options
Name	Dollar benefit target (as % of 1/1//11 salary)	% of total target	Value at date of grant	% of total target	Value at date of grant	% of total target	Value at date of grant
J. Mariner Kemper	$615,000	25%	$153,750	40%	$246,000	35%	$215,000
	($615,000 x 100%)
Peter J. deSilva	$560,000	25%	$140,000	40%	$224,000	35%	$196,000
	($560,000 x 100%)
Michael D. Hagedorn	$224,000	25%	$56,000	40%	$89,8600	35%	$78,400
	($320,000 x 70%)
Andrew J. Iseman	$187,500	30%	$56,250	35%	$65,625	35%	$65,625
	($375,000 x 50%)
Craig L. Anderson	$137,500	30%	$41,250	35%	$48,125	35%	$48,125
	($275,000 x 50%)

The schedule and manner in which each of these three types of awards “vest” (become free of restrictions and potential forfeiture) are described below. Absent certain circumstances specified in the applicable award agreements, none of the grants of options or restricted stock vest until the end of the third year. The Committee has the discretion to make downward adjustments (but not upward adjustments) to an Executive’s awards as they vest under the Long-Term Plan, but has never yet exercised such discretion. Dividends payable on all restricted stock (both service-based and performance-based) are used to purchase additional Company Stock which become part of the restricted stock grant on which such dividends were paid, and become subject to the same restrictions and vesting schedule as the initial restricted stock. Recipients of restricted stock awards (both service-based and performance-based) are authorized to vote such shares until such time, if any, as they are forfeited.

In addition to the above grants, on July 29, 2011, the Committee issued a Special Retention Grant of three-year cliff-vesting Service-Based Shares to Mr. deSilva (5,783 shares, an amount equal to 40% of his salary) and to Mr. Hagedorn (1,265 shares, an amount equal to 15% of his salary). The Committee made these grants as a retention device and as part of its implementation of the final phase of the Executive Committee Compensation Recalibration, based on the conclusion that retention of both Executives was critical to the long-term success of the Company, and that there was a significant and aggressive current market for their specific skills, abilities and talents.

Performance-based restricted stock grants. These are grants of Company stock that do not vest until the end of a specified multi-year period, and then only if, and to the extent that, a specified Company-wide multi-year financial performance standard (chosen and approved by the Committee at the time the grant was made) has been achieved. At the end of the multi-year period, the Committee determines whether, and to what extent, the performance standard has been met, and how many of the Performance-Based Shares have thus vested (are absolutely owned by the Executives free of any further risk of forfeiture), and how many are to be forfeited.

Grants of Performance-Based Shares made to the Executives in 2009 (such grants being scheduled to vest at the end of fiscal year 2011) used a three-year (2009–2011) Company “core” earnings-per-share (“EPS”) target level of $6.58 (with a threshold level of $5.26) as the performance standard. Performance at the threshold level was to result in vesting of 50% of an award, and performance at or above the target level would result in vesting of 100% of an award, and performance at a level between the threshold level and the target level was to result in vesting of a pro-rata share of the award. In constructing the 3-year performance standard, the Committee used the same EPS projections for the fiscal years 2009 and 2010 as it had used for those same years in constructing its 2008 Long-Term performance standard, together with a projection for the fiscal year 2011 that reflected 10% growth for that year. The Committee concluded that the Company’s ability to reach the target level would require substantial improvements in the financial and operational performance of the Company, and that accomplishing such improvements would be difficult for the Executives, given the difficulties experienced in the economy generally, as well as other external challenges that the Company would face in achieving its goals of increased profitability. In establishing the target level, the Committee took into account the lack of any “upside” reward for the Executives if performance exceeded the target EPS level, and the fact that threshold level of $5.26 was a “floor” below which none of the Executives’ Performance-Based Shares would vest.

In January 2012, the Committee reviewed the Company’s 2009–2011 financial results and certified that the Company had exceeded the target performance standard under the 2009 Long-Term Program. In reaching such determination, it made adjustments to the GAAP EPS results for such three-year period, in order to reflect a “core” profitability that would not be artificially inflated or deflated by extraordinary items. The adjustments made by the Committee related to extraordinary gains or losses related to the Company’s sales of non-earning assets, sales of branches or other businesses, business acquisition costs, severance costs and certain litigation costs. All such adjustments were consistent with the adjustment methodology provided for in the 2009 Long-Term Program. The Committee also noted that the Company’s 2009-2011 EPS (irrespective of whether it was computed on a GAAP basis, or on the “core” basis described above) exceeded the 2009 Long-Term Program target performance standard, and confirmed, on January 23, 2012, that the restrictions on the shares of Performance-Based Shares issued to the Executives under the 2009 Long-Term Program had terminated.

Service-based restricted stock grants. These grants of Company stock do not vest (in whole or part) until the Executive has completed a specified number of years of continuous service with the Company after the date of grant. Although in most cases, full vesting occurs at five years with partial vesting beginning at three years, the Special Retention Grants made to Mr. Hagedorn and Mr. deSilva under the Executive Committee Compensation Recalibration had 3-year cliff vesting. The Committee made these grants primarily to help retain those Executives. In establishing such grants and vesting schedules, the Committee took into account relevant market and Peer-Group Data regarding long-term incentive practices and award levels for comparable executive positions.

Service-based non-qualified stock options. These Option grants give the Executives the right to purchase Company stock at a price equal to its closing market price on the date the Option was granted, but the Options cannot be exercised until they have vested as a result of the Executive’s completion of a specified number of years of continuous service with the Company (full vesting at five years, with partial vesting beginning at the conclusion of three years). The values of these grants are related to the Company’s stock price.

In granting Options, the Committee utilizes the Black-Scholes valuation model and the fair market closing price as of the date the Option grant is made. Executives have had no input or role in establishing the date on which such grants are made. The Committee has not selected a grant date so as to provide an advantage to the recipient because of actual or anticipated public disclosures of material positive or negative information relating to the Company, or any other information that would be likely to affect the value of Options. The Committee grants Options to the Executives generally on the same date that Options are awarded to other employees of the Company. The Committee has adopted a policy under which normal Option grants under the annual programs established under the Long-Term Plan are to be made, whenever possible, after the expiration of any insider-trading blackout announced by the Company to its Executives. The Committee has not delegated any power to Company management to grant equity-based compensation to any Executive or to any other employee of the Company; it has however adopted procedures under which the Committee chairman or his designee is authorized to approve, on behalf of the entire Committee, limited grants of equity-based compensation in order to facilitate the hiring of a new officer or in order to retain an “at risk” officer who is being recruited by a competitor for the Company’s talent. Such delegation is however not applicable to any grant to any of the Executives.

Deferred Compensation Plan. In October 2008, the Committee approved the UMB Financial Corporation Deferred Compensation Plan under which a select group of highly compensated employees (including the Executives) may, at their election, defer a portion of their compensation payable for the calendar year 2009 and/or each year thereafter. At the election of the participant, the deferral may be for a specified event or for retirement/termination. For each deferral by an Executive, the Company undertakes an unsecured obligation to pay the deferred sum at the designated deferral date(s), together with a rate of return on such sum equal to the yield produced by the specific mutual fund selected by the Executive from the group of mutual funds available in the UMB Financial Corporation Profit Sharing and 401(k) Savings Plan, for the designated period(s). The Committee adopted the plan to promote retention of select highly-compensated employees, including the Executives, by offering them the ability to defer the receipt of taxable income until retirement or the occurrence of other significant events. All of the Executives were eligible to participate in the Plan and only one elected to participate in the plan in 2010 and 2011. The Company does not match any such deferrals.

Benefits. The Company’s Executives receive standard benefits, including health insurance, 401(k) plan matching contributions, and profit sharing contributions. The Committee benchmarks these benefits against those of the peer group companies. Such benefits are offered to all Company employees who meet the minimum service requirements and are provided equally to all Company associates, except to the extent that they are based pro rata on the respective associate’s salary (e.g., the level of disability insurance coverage provided).

Perquisites. The Committee offers personal benefits and perquisites in order to attract and retain the Executives by offering compensation opportunities that are competitive with the Company’s peers and the broader market for executive talent. The Committee believes these benefits and perquisites provide a more tangible incentive than an equivalent amount of cash compensation. In particular, the payment of club memberships and dues is believed to be in support of the Executives’ responsibilities to help obtain and retain customers and prospective customers. A modest allowance is offered to all members of the Company’s Management Committee (which includes all of the Executives) to cover the cost of a selected outside financial professional to provide tax preparation and financial planning and related services. Such allowance was deemed to be appropriate in order to help promote the use of a common professional that would prepare the Executives’ tax returns, and to help eliminate potential conflicts of interest that may arise from a tax preparer providing services to both the Company and any of the Executives. In determining the total compensation payable to the Executives for a given fiscal year, the Committee considers benefits and perquisites to be a relatively insignificant portion of the Executives’ total compensation, and the Committee’s other decisions on Executives’ compensation are not materially influenced by them.

In two instances in 2011, the Company absorbed costs incurred by an Executive’s relocation (as a result of a transfer to a different Company location, or as a condition of the Executive’s acceptance of employment) and provided tax reimbursement relating to such amounts. These expenses were deemed to be a necessary cost of inducing the Executives to accept the respective positions and to re-locate, and are considered one-time payments The 2011 Summary Compensation Table and accompanying footnotes provide detailed information on perquisites and other personal benefits that the Company provides to the Executives.

Additional Payments or Benefits. Under certain circumstances (such as death, disability, retirement or a change-in-control of the Company), the Executives may be entitled to receive accelerated payments or awards under the Long-Term Plan and the Short-Term Plan. Those payments or awards are described and discussed in detail in “Potential Payments upon Termination or Change in Control” below. That discussion also analyzes the basis and reasons that the Compensation Committee has authorized for such payments and awards.

Stock Ownership Guidelines

In January 2009, the Company adopted formal stock ownership guidelines to encourage the Executives (as well as other senior officers of the Company and its subsidiaries, and the members of the Company’s Board of Directors) to build a meaningful Company Stock ownership position over time. The Committee believes that its continued use of options and restricted stock as components of the Executives’ compensation, together with the vesting periods associated with the options and restricted stock, will help promote such ownership and satisfaction of the Guidelines by the Executives. The Guidelines, as amended, state that the following categories of the Company’s officers should hold Company Stock (or options having a comparable value) equal to the following multiples of his/her respective annual salary, and that the Company’s Directors should hold a minimum number of shares of Company Stock, as indicated:

Chief Executive Officer	5 times base salary
President/Chief Operating Officer	4 times base salary
Chief Financial Officer	4 times base salary
Executive Vice Presidents	2 times base salary
Senior Vice Presidents who participate in a Long-Term Program with a target award level of 30% or more	2 times base salary
Directors	4,000 shares

The Guidelines provide that each individual has a five-year period from the date of the adoption of the Guidelines or (if later) a promotion into a position included under the Guidelines policy, to accumulate the specified number of shares, and that shares held outright or beneficially, shares owned in a 401(k) plan, the value of exercisable options, and shares of restricted stock, are all counted toward satisfaction of the Guidelines. The Committee concluded that there is a benefit in adopting a formal set of ownership guidelines, and that a periodic review of the extent to which individuals are meeting such Guidelines will encourage the Executives, directors, and other Company officers to accumulate a significant stock ownership position that will give them a shareholder attitude. As of the current date, the directors and Executives currently have shareholdings that satisfy the Guidelines, or that when taken with the number of shares of Service-Based Shares that they are expected to receive under the Company’s Long-Term Plan, will be sufficient to satisfy the Guidelines within the specified five-year period.

Hedging of Company Stock

The Company adopted, on January 24, 2012, the Policy Against Hedging Transactions that prohibits its Executives and directors from engaging in securities transactions in which they may profit from short-term speculative swings in the value of the Company Stock. Prohibited transactions include: (i) “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future); (ii) “short sales against the box” (selling owned, but not delivered, securities); (iii) “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price), including writing covered calls; and (iv) hedging or any other type of derivative or speculative arrangement that has a similar economic effect without the full risk or benefit of ownership. The Policy was adopted partially in response to the shareholder proposal that is the subject of Proposal #3 that is to be considered at the Annual Meeting (see “PROPOSAL 3—SHAREHOLDER PROPOSAL” below), and also to help cause the officer or director to have the same objectives as the Company’s other shareholders — to help control legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this policy were to engage in certain forms of hedging or monetization transactions, to prevent the officers or directors of the Company from owning stock without the full risks and rewards of ownership, and to help ensure compliance with insider trading rules.

Committee Actions Relating to 2012 Executive Compensation

In February 2012, the Committee conducted an annual review to establish each Executive’s compensation package for 2012. It concluded that it would continue to benchmark the Executives’ total compensation targets against that of comparable executives as reflected in the Consultant’s Peer Group Data and General Industry Data. The Committee’s intent was to increase the compensation of Mr. Kemper to a level closer to a median position indicated in the Industry Data and at the approximate median reflected in the Peer Group Data; to keep Mr. deSilva’s compensation between the 50th and 75th percentile of the Industry Data and at the approximate 75th percentile of the Peer Group Data; to keep Mr. Hagedorn’s compensation at the 50th percentile of the Proxy Data and Industry Data; and to move Mr. Anderson’s and Mr. Iseman’s compensation closer to the midpoint of the Industry Data. The adjustments in the components of each Executive’s overall compensation package made at that time, were as follows:

	SALARY		STIP (1)		LTIP (2)
EXECUTIVE	2012	2011	2012	2011	2012	2011
J. Mariner Kemper	$775,000	$720,000	75%	65%	100%	100%
Michael D. Hagedorn	$385,000	$350,000	55%	55%	70	85	%(3)
Peter J. deSilva	$625,000	$600,000	55%	55%	100%	140	%(3)
Andrew J. Iseman	$415,000	$395,000	100%	100%	(4)	50%
Craig L. Anderson	$339,000	$330,000	45%	35%	50%	50%

(1)	Based on year-end salary

(2)	Based on salary as of January 1

(3)

Includes Special Retention grants of 15% of salary for Mr. Hagedorn, and 40% of salary for Mr. deSilva made for retention purposes under the Executive Committee Compensation Recalibration program described in “2011 Compensation Highlights” above. That two-year program was fully implemented (and its purpose fulfilled) in 2010 and 2011, and no Special Retention Grants were made in 2012.

(4)

Mr. Iseman’s long-term incentive compensation target was not established at the Committee’s February 2012 meeting, it being the Committee’s intention to consider further data and establish the level and mix of that component at a later Committee meeting.

The Committee’s objective for the increases in Mr. Kemper’s cash compensation (salary and Short-Term Award target) was to bring his salary and total cash compensation up closer to the 50th percentile target, and correspondingly reduce the emphasis on equity grants because he already holds a large quantity of Company Shares. The Committee increased Mr. Hagedorn’s salary to recognize a new area of responsibility recently assigned to him, and to raise his cash compensation closer to the median percentile, while capping his salary increase at 10%. The primary basis for the Committee’s adjustments to Mr. Anderson’s salary and Long-Term Program awards was to recognize his increased responsibilities and contribution to the Company-wide strategies, and to maintain internal equity with other Company executives with comparable responsibilities. The Committee concluded that it was appropriate to adjust Mr. Iseman’s awards to increase his total compensation to a level that is closer to the benchmark level that the Committee deems necessary to retain him and properly motivate the level of performance that is required to achieve the aggressive goals and objectives that the Company has for the Scout Investments unit. Except for the adjustments described above, the 2012 STIP Program and 2012 LTIP Program approved by the Committee were basically unchanged from 2011. The Consultant concluded that the compensation packages for the Executives were within the benchmarked levels set by the Committee and were consistent with the market.

Claw-back of Compensation

To help assure that the Executives do not receive performance-based awards that are based on flawed financial or operational measurements, or that are influenced by inappropriate behavior of the recipient of the awards, the Company has, since 2010, had policies and procedures designed to give the Committee the right to withhold or “claw-back” performance-based compensation awards (“Awards”) made to recipients (including but not limited to the Executives) if it is subsequently determined that the financial results or other performance metrics upon which the Award was based were incorrect or incomplete, or if the recipient is found to have engaged in illegal, dishonest, fraudulent conduct or intentional misconduct that caused the Award to be larger (or to be payable sooner) than it would have been in the absence of such circumstances. As most recently amended in January 2012, this policy provides that the Company has the discretion and authority: (a) to require that each recipient reimburse the Company, or return to the Company, up to 100% of any Award granted or agreed to after the date of the adoption of the Policy (each, a “Covered Award”) and (b) to cause the cancellation or non-payment or non-delivery or non-vesting of up to 100% of any such Covered Award, if:

(a) any financial results operating metrics, or other performance measurements, or information (“Data”) initially used or considered in vesting, determining, establishing, computing or paying a Covered Award is subsequently found to be incorrect or incomplete (irrespective of whether an accounting restatement or re-determination is required) or is otherwise adjusted, and the use of such incorrect, incomplete or “pre-adjusted” Data resulted in the Covered Award (as it was initially determined or computed) being larger (or having vested sooner) than it would have if full and accurate Data had been used; or

(b) the recipient has been found by the Compensation Committee (or its designate) to have engaged in illegal, dishonest, fraudulent or intentional misconduct that had a material impact on causing the amount of the Covered Award (as it was initially determined or computed) to be larger (or to have vested sooner or to have otherwise been paid or delivered sooner) than it would have been in the absence of such illegal, dishonest, fraudulent or intentional misconduct.

The amount determined by the Committee to be cancelled, or withheld from, or to be repaid or delivered by, a recipient shall in no event be less than that required or provided for in Section 954 of the Dodd-Frank Act or any applicable regulations promulgated thereunder or otherwise by regulatory agencies having jurisdiction over the Company or its subsidiaries. The “lookback” period of such policy is 36 months, and no required cancellation, withholding, repayment or re-delivery by the recipient with respect to any Covered Award can be required after thirty-six (36) months after (i) the date that the Covered Award (if in cash) was received by a recipient or (ii) the Covered Award (if Restricted Stock) vested or was scheduled to vest or the date that restrictions on restricted stock lapsed or were scheduled to lapse pursuant to the terms of the respective grant agreement. To date, there have been no restatements of financial results or other event or conduct that has caused this policy (as amended) to be applicable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management, and based on such review and discussion, the Compensation Committee has recommended to the Board of Directors of the Company that such Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Greg M. Graves, Chairman

David R. Bradley, Jr.

Kris A. Robbins

Thomas D. Sanders

CONSIDERATION OF COMPENSATION POLICIES AND PRACTICES

IMPACT ON COMPANY RISK

The process through which the Company considers and evaluates the potential impact that the Company’s compensation policies and practices may have in encouraging its employees to take excessive risk includes an annual analysis of the Company’s incentive-based compensation arrangements by the Company’s internal compensation and risk-management personnel, an assessment of the consistency of the Company’s practices with the “Guidance on Sound Incentive Compensation Policies” released by the Company’s primary bank regulatory agencies on June 21, 2010, and a review by Compensation Committee of the Company’s compensation policies and practices to evaluate the extent to which they are likely to create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee is responsible for overall monitoring and oversight of the Company’s compensation-related risks, and the Board receives periodic detailed reports from the Committee regarding such risks. After consideration of relevant data and information, and after taking into consideration the existence and effectiveness of the Company’s internal control framework, the Compensation Committee and Board of Directors have concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

2011 SUMMARY COMPENSATION

The table below summarizes the total compensation paid to, or earned by, each of the Named Executive Officers for the fiscal year ended December 31, 2011. Information regarding the breakdown of salary and award compensation for fiscal year 2011 is discussed in greater detail under the caption “Executive Compensation—Compensation Discussion and Analysis” found earlier in this Proxy Statement.

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)		Total ($)
J Mariner Kemper Chairman and CEO of the Company, Chairman of UMB Colorado, n.a	2011 2010 2009	695,765 600,000 550,000		399,707 357,437 357,437	215,247 192,500 192,500	655,200 422,812 332,758	0 0 0	20,651 39,237 23,000	(6)	1,986,570 1,611,986 1,455,687
Michael D. Hagedorn Vice Chairman, Chief Financial Officer and Chief Administrative Officer	2011 2010 2009	343,077 317,692 301,538		198,066 188,968 196,443	78,395 75,945 73,491	269,500 220,000 187,555	0 0 0	33,363 49,949 35,397	(7)	922,401 852,554 794,424
Peter J. deSilva President and COO of the Company, Chairman and CEO of UMB Bank, n.a.	2011 2010 2009	590,769 555,385 540,000		603,956 461,951 512,974	195,991 188,997 188,999	462,000 385,000 310,500	0 0 0	51,984 61,427 75,741	(8)	1,904,700 1,652,760 1,598,214
Andrew J. Iseman Chairman and CEO of Scout Investments, Inc. (1)	2011	390,385		121,835	65,619	430,000	0	206,582	(9)	1,214,421
Craig L. Anderson President of Commercial Banking (1)	2011	297,692		89,301	48,125	161,700	0	238,497	(10)	835,315

(1)	Mr. Iseman and Mr. Anderson were not “Named Executive Officers” in previous years

(2)	Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Information regarding the assumptions made in the valuation of grants is included in the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended 2011, filed with the Securities and Exchange Commission on February 28, 2012, under the heading “Accounting for Stock-Based Compensation” in Note 1, Summary of Accounting Policies, and in Note 11, Employee Benefits. The value of performance-based grants is based on the assumption that the highest level of performance conditions is achieved.

(3)	Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Information regarding the assumptions made in the valuation of grants is included in the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended 2011, filed with the Securities and Exchange Commission on February 28, 2012, under the heading “Accounting for Stock-Based Compensation” in Note 1, Summary of Accounting Policies, and in Note 11, Employee Benefits.

(4)	Amounts are actual amounts earned by the Executives during 2011 under the Short-Term Plan and paid on February 23, 2012.

(5)	The amounts reflected in Other Compensation include the Company’s match and allocation of forfeitures under the Company’s 401(k) and profit sharing plan and employee stock ownership plan, life insurance premiums and perquisites and other personal benefits.

(6)	The amount reflected includes perquisites and other personal benefits including:

•	Country club and dining club membership fees

•	Amounts paid for executive disability insurance

(7)	The amount reflected includes perquisites and other personal benefits including:

•	A car allowance pursuant to the terms of Mr. Hagedorn’s initial employment arrangement;

•	Country club membership fees;

•	Amounts paid for executive disability insurance

•	Partial reimbursement of a membership fee in a civic organization, including a $100 tax reimbursement on the amount.

(8)	The amount reflected includes perquisites and other personal benefits including:

•	A car allowance pursuant to the terms of Mr. deSilva’s initial employment arrangement;

•	Country Club and dining club membership fees;

•	Amounts paid for executive disability insurance;

•	The cost of professional financial consulting services provided to some executive officers of the Company;

•	Amounts paid for a Company sponsored sales award trip, including a $1,891 tax reimbursement on the expense of the trip.

•	Partial reimbursement of a membership fee in a civic organization, including a $100 tax reimbursement on the amount.

(9)	The amount reflected includes perquisites and other personal benefits including:

•	Amounts paid for executive disability insurance;

•	Reimbursement of relocation expenses of $131,570, including a $66,131 tax reimbursement on the relocation expenses;

•	Partial reimbursement of a membership fee in a civic organization, including a $100 tax reimbursement on the amount.

(10)	The amount reflected includes perquisites and other personal benefits including:

•	A car allowance

•	Amounts paid for executive disability insurance;

•	Country Club and dining club membership fees;

•	An award for years of service with the Company, and a $101 tax reimbursement on the service award

•	The cost of professional financial consulting services provided to some executive officers of the Company;

•	Reimbursement of relocation expenses of $141,167, including a $63,660 tax reimbursement on the relocation expenses.

2011 GRANTS OF PLAN BASED AWARDS

This table provides information concerning each grant of an award made to the Executives during the fiscal year ending December 31, 2011. The table includes awards under the Company’s Short-Term Plan and Long-Term Plan. Each of these plans and the material terms for the awards under such plans for fiscal year 2011 are discussed in greater detail under the caption “Executive Compensation—Compensation Discussion and Analysis” found earlier in this Proxy Statement. All restricted stock and option grants awarded on February 18, 2011 were part of the yearly grant under the Long-Term Plan. The grants of Service-Based Stock awarded to Mr. Hagedorn and Mr. deSilva on July 29, 2011 were part of the implementation of the Executive Committee Compensation Recalibration. Mr. Hagedorn was awarded a grant valued at 15% of his base salary and Mr. deSilva received a grant valued at 40% of his base salary. Both of these grants are subject to a three-year vesting period from the date of grant.

	Grant Date	Compen- sation Committee Approval	Estimated Possible Payouts under Non- Equity Incentive Plan Awards Target (1)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name				Threshold (#)	Target (#)	Maximum (#)
J Mariner Kemper			$468,000
	2/18/2011			2,948	5,897	5,897	3,686	22,122	$41.71		$614,954
Michael D. Hagedorn			$192,500
	2/18/2011 7/29/2011	6/21/2011		1,074	2,148	2,148	1,342 1,265	8,057	$41.71	$ $	223,963 52,498
Peter J. deSilva			$330,000
	2/18/2011 7/29/2011	6/21/2011		2,685	5,370	5,370	3,356 5,783	20,143	$41.71	$ $	559,953 239,995
Andrew J. Iseman			$395,000
	2/18/2011			786	1,573	1,573	1,348	6,744	$41.71		$187,454
Craig L Anderson			$115,500
	2/18/2011			576	1,153	1,153	988	4,946	$41.71		$137,426

(1)	Amounts reflect the target payment levels under the Company’s Short-Term Plan for 2011. There are not thresholds or maximums for individuals under the 2011 Short-Term Plan, and the Compensation Committee has the discretion to increase or decrease each Executive’s compensation from the target amount. The actual amount paid for 2011 is reported in the Summary Compensation Table above.

(2)	Reflects grants made under the Company’s Long-term Plan

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information concerning the unexercised options and unvested stock awards for each of the Named Executive Officers as of December 31, 2011. The market value of the stock awards was computed by multiplying the closing market price of the Company’s common stock on December 31, 2011, by the applicable number of shares of stock shown in the table for each grant.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (2)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)		Market Value of Underlying Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards Market or Payout Value of Unearned Shares ($)
J. Mariner Kemper	3,200 3,500 3,456 17,494 14,774 15,350 12,867	5,117 12,868 22,151 23,137 22,122	(4) (6) (8) (11) (14)		$ $ $ $ $ $ $ $ $ $	19.055 24.325 28.925 27.0625 34.84 38.84 37.73 41.37 37.84 41.71	12/30/2012 12/16/2013 12/22/2014 1/1/2015 1/1/2016 1/1/2017 1/1/2018 1/1/2019 1/1/2020 1/1/2021	877 1,869 3,522 3,783 3,764	(5) (7) (9) (12) (15)	32,668 69,620 131,195 140,917 140,209	5,636 6,053 6,023	(10) (13) (16)	209,941 225,474 224,357
Michael D. Hagedorn	6,122 3,594 5,170 5,587 4,803	1,863 4,804 8,457	(4) (6) (8)		$ $ $ $ $ $	27.0625 27.81 34.84 38.84 37.73 41.37	1/1/2015 6/13/2015 1/1/2016 1/1/2017 1/1/2018 1/1/2019	319 698 1,345	(5) (7) (9)	11,883 26,001 50,101	2,151	(10)	80,125
								1,535	(17)	57,179
		9,128	(11)			$37.84	1/1/2020	1,492	(12)	55,577	2,387	(13)	88,916
								1,290	(18)	48,053
		8,057	(14)			$41.71	1/1/2021	1,370	(15)	51,033	2,193	(16)	81,689
								1,279	(19)	47,643
Peter J. deSilva	3,456 16,096 13,592 14,583 12,696	4,861 12,696 21,749	(4) (6) (8)		$ $ $ $ $ $	28.925 27.0625 34.84 38.84 37.73 41.37	12/22/2014 1/1/2015 1/1/2016 1/1/2017 1/1/2018 1/1/2019	834 1,844 3,459	(5) (7) (9)	31,067 68,689 128,848	5,534	(10)	206,142
								4,147	(17)	154,476
		22,716	(11)			$37.84	1/1/2020	3,714	(12)	138,347	5,944	(13)	221,414
								2,985	(18)	111,191
		20,143	(14)			$41.71	1/1/2021	3,427	(15)	127,656	5,484	(16)	204,279
								5,848	(19)	217,838
Andrew J. Iseman		6,744	(14)			$41.71	1/1/2021	718 1,376	(20) (15)	26,746 51,256	1,606	(16)	59,824
Craig L. Anderson	1,200 1,600 1,800 2,350 1,418 1,657 1,389	553 1,390 2,416 3,470 4,946	(4) (6) (8) (11) (14)		$ $ $ $ $ $ $ $ $ $	19.055 24.325 28.925 27.0625 34.84 38.84 37.73 41.37 37.84 41.71	12/30/2012 12/16/2013 12/22/2014 1/1/2015 1/1/2016 1/1/2017 1/1/2018 1/1/2019 1/1/2020 1/1/2021	114 242 461 681 1,009	(5) (7) (9) (12) (15)	4,247 9,015 17,172 25,367 37,585	537 794 1,177	(10) (13) (16)	20,003 29,577 43,843

(1)	The number of underlying securities has been adjusted to reflect a 5% stock dividend paid in 2002 and a 2-for-1 stock split in 2006.

(2)	The exercise price has been adjusted to reflect a 5% stock dividend paid in 2002 and a 2-for-1 stock split in 2006.

(3)	Shares also reflect reinvestment of dividends on restricted stock. Dividends and distributions paid on the restricted stock are used to purchase common stock pursuant to the Company’s dividend reinvestment plan. Such shares are subject to the same rights, restrictions and provisions applicable to the respective shares upon which the dividends or distributions were paid or made.

(4)	Nonqualified stock options that vested 100% shares on January 1, 2012. Each of the options will vest immediately upon the optionee’s death, disability or qualified retirement, and will immediately vest and become exercisable upon a change in control of the Company.

(5)	Service-based restricted stock shares that fully vested on February 23, 2012.

(6)	Nonqualified stock options that will vest and become exercisable for 50% of the option shares on January 1, 2012; and the final 50% of the option shares on January 1, 2013. Each of the options will vest immediately upon the optionee’s death, disability or qualified retirement, and will immediately vest and become exercisable upon a change in control of the Company.

(7)	Service-based restricted stock shares that will vest 50% on March 5, 2012; and the final 50% will vest on March 15, 2013.

(8)	Nonqualified stock options that will vest and become exercisable for 50% of the option shares on January 1, 2012; for another 25% of the option shares on January 1, 2013; and for the final 25% of the option shares on January 1, 2014. Each of the options will vest immediately upon the optionee’s death, disability or qualified retirement, and will immediately vest and become exercisable upon a change in control of the Company.

(9)	Service-based restricted stock shares that will vest 50% on February 13, 2012, another 25% will vest on February 13, 2013; and the final 25% will vest on February 13, 2014.

(10)	Performance-based restricted stock that vested as to service on January 1, 2012. The Compensation Committee determined on January 23, 2012, that the performance standard had been met and the shares vested.

(11)	Nonqualified stock options that will vest and become exercisable for 50% of the option shares on January 1, 2013; for another 25% of the option shares on January 1, 2014; and for the final 25% of the option shares on January 1, 2015. Each of the options will vest immediately upon the optionee’s death, disability or qualified retirement, and will immediately vest and become exercisable upon a change in control of the Company.

(12)	Service-based restricted stock shares that will vest 50% on February 18, 2013; another 25% will vest on February 18, 2014; and the final 25% will vest on February 18, 2015.

(13)	Performance-based restricted stock that will vest on January 1, 2013, if performance standard is met.

(14)	Nonqualified stock options that will vest and become exercisable for 50% of the option shares on January 1, 2014; for another 25% of the option shares on January 1, 2015; and for the final 25% of the option shares on January 1, 2016. Each of the options will vest immediately upon the optionee’s death, disability or qualified retirement, and will immediately vest and become exercisable upon a change in control of the Company.

(15)	Service-based restricted stock shares that will vest 50% on February 18, 2014; another 25% will vest on February 18, 2015; and the final 25% will vest on February 18, 2016.

(16)	Performance-based restricted stock that will vest on January 1, 2014, if performance standard is met.

(17)	Service-based restricted stock that will vest in full on June 1, 2012.

(18)	Service-based restricted stock awarded to Mr. Hagedorn and Mr. deSilva on July 29, 2010 as part of the Executive Committee Compensation Recalibration. The stock will vest in full on July 29, 2013.

(19)	Service-based restricted stock awarded to Mr. Hagedorn and Mr. deSilva on July 29, 2011 as part of the Executive Committee Compensation Recalibration. The stock will vest in full on July 29, 2014.

(20)	Service-based restricted stock shares awarded to Mr. Iseman on November 4, 2010 that will vest 50% on November 4, 2013; another 25% will vest on November 4, 2014; and the final 25% will vest on November 4, 2015.

2011 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting ($)
J. Mariner Kemper	3,000	46,110	9,515	392,429
Michael D. Hagedorn	0	0	8,453	321,598
Peter J. deSilva	0	0	14,373	597,000
Andrew J. Iseman	0	0	0	0
Craig L. Anderson	1,200	20,136	985	41,488

(1)	The number of shares acquired includes shares acquired through the reinvestment of dividends on grants of restricted stock.

2011 NONQUALIFIED DEFERRED COMPENSATION

The Company approved the UMB Financial Corporation Deferred Compensation Plan (“Deferred Compensation Plan”) in 2008. The Deferred Compensation Plan allows a select group of highly compensated employees to defer salary, incentive, bonus, commissions, and other cash compensation to a retirement/termination account or to specified-date accounts. Although the plan is unfunded, participants in the plan accrue earnings on their deferred compensation balances as if their accounts were invested in various mutual funds chosen by the participant. The mutual funds available for investment are the same funds available under the Company’s 401(k) and Profit Sharing Plan excluding the Company’s common stock fund. If a participant has an account that terminates upon retirement under the Deferred Compensation Plan, they may choose to have the benefit paid out in a lump sum or in installments, as elected by the participant, over two to ten years. Specified- date accounts are paid in a lump sum or in installments, as elected by the participant, over two to five years. If a participant terminates employment other than through retirement, the amount in all accounts is paid in a lump sum.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
J. Mariner Kemper	0	0	0	0	0
Michael D. Hagedorn	$10,293	0	$235	0	$25,352
Peter J. deSilva	0	0	0	0	0
Andrew J. Iseman	0	0	0	0	0
Craig L. Anderson	0	0	0	0	0

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments upon Termination

The Company’s Executives are all employees at will and may be terminated at any time. Except as described below with respect to circumstances involving death, disability, qualified retirement or a change in control of the Company, and except for payments and benefits that are available generally to all employees of the Company and that do not discriminate in favor of the Executives, none of the Executives are entitled to receive any payments or awards upon termination.

Change in Control

The Company’s Long-Term Plan and Short-Term Plan each contain clauses that provide for the acceleration of the vesting of all awards under those Plans in the event of a “change in control” of the Company. The Committee concluded that this “single trigger “provision was needed in order to reassure the Executives who were being asked to implement a transition in management that they would not be adversely affected by an event beyond their control (a change in control) while they are continuing to achieve such implementation. In addition, the Committee believes that a “single trigger” provision was needed because none of the Executives are provided any severance payments in the event of a change in control. The change in control acceleration features were deemed necessary to attract and retain the Executives, because the Company’s competitors commonly offer such a feature to their executives. The acceleration operates as follows:

Short-Term Plan Payments. The Company’s Short-Term Plan provides that upon a change in control of the Company, any awards applicable to a completed performance period are immediately payable based on actual results. If the change in control occurs before the performance period has ended, then the applicable performance standards are adjusted to reflect the length of the performance period, and payments are made on a pro-rata basis based on actual results. Discretionary adjustments to the payments are not allowed if there is a change in control. The tables below set out the payments to which the Executives would have been entitled had a change of control of the Company occurred on December 31, 2011.

Stock Options. Unvested Options granted under the Long-Term Plan are accelerated immediately upon a change in control of the Company. The tables set out below reflect the value of Long-Term Plan Options that would have been accelerated had a change of control of the Company occurred on December 31, 2011.

Restricted Stock. Service-Based Shares granted under the Long-Term Plan vest 100% immediately upon a change in control of the Company. Performance-based Shares granted under the Long-Term Plan vest immediately upon a change in control of the Company, but only to the extent the required performance standard (which typically covers a multi-year period) has been met by such date. The tables set out below reflect the value of the restricted stock in which the Executives would have become fully vested had a change of control of the Company occurred on December 31, 2011.

Upon a Change in Control:

As a result of the above plans and provisions, each of the Executives would be eligible to receive the following payments or value in the form of cash or vested options or restricted shares, based on an assumption that on December 31, 2011, there had been a change in control of the Company.

Name	Cash Payments (1)	Acceleration of Unvested Nonqualified Options and Restricted Stock (2)	Vested Options (3)	Total of all Columns
J. Mariner Kemper	$468,000	$945,881	$346,058	$1,759,939
Michael D. Hagedorn	$192,500	$512,626	$108,755	$813,880
Peter J. deSilva	$330,000	$1,396,282	$225,506	$1,951,788
Andrew J. Iseman	$395,000	$97,828	$0	$492,828
Craig L. Anderson	$115,500	$147,199	$84,857	$347,556

(1)	These amounts would be payable to the Executives under the Short-Term Plan, based on the extent to which the Executives did in fact achieve their 2011 performance goals at the actual levels determined by the Committee on February 10, 2012, without any discretionary adjustments.

(2)	These amounts reflect the value of non-qualified options, performance-based restricted stock and service-based restricted stock under the Long-Term Plan that vest on an accelerated basis upon a change in control. Non-qualified options vest 100% upon a change in control, and the values shown are based on the amount by which they were “in the money” as of December 31, 2011. Service-based and performance-based restricted stock values are based on the stock price on December 31, 2011. The vesting of the service-based restricted stock accelerates 100% upon a change in control, while the vesting of performance-based restricted stock accelerates pro-rata based on the extent to which the respective performance standard has been accomplished. This computation assumes that 100% of the performance standard for the 2009 grants had been achieved, that 65.19% of the performance standard for the 2010 grant had been achieved, and that 33.14% of the 2011 grant had been achieved.

(3)	These amounts reflect the value of options under the 2002 Plan and the Long-Term Plan that were already fully vested (but not exercised) as of December 31, 2011. The values are listed solely to reflect the value that would be available to the Executives on December 31, 2011, irrespective of the occurrence of a change in control.

Death and Disability

Stock Options. Upon the death or disability of an Executive, all unvested stock options issued under the Long-Term Plan, shall immediately vest. The Company believes that acceleration due to death or disability is needed in order to recruit and retain the Executives, because the Company’s competitors commonly offer such acceleration feature to their executives.

Restricted Stock. For grants of restricted stock made prior to 2008, there is no acceleration of the vesting of the restricted stock issued to the Executives under the Long-Term Plan under circumstances of death or disability. For grants made in or after 2008, all shares of service-based restricted stock immediately vest in full. Shares of performance based restricted stock granted in and after, 2008 immediately vest on a proportional basis computed by dividing the number of full years of continuous service completed after the vesting commencement date of the respective grant, by three irrespective of what portion of the performance standard had been achieved. This proportional vesting feature was added in 2008 to make the Long-Term Plan market competitive.

Upon Death or Disability

The table set out below reflects the value of restricted stock and Long-Term Plan options that would have been accelerated had the Executive died or become disabled on December 31, 2011. None of unvested stock options that had been granted as of December 31, 2011 were “in-the-money”

Name	Acceleration of Restricted Stock (1)
J. Mariner Kemper	$697,059
Michael D. Hagedorn	$418,640
Peter J. deSilva	$1,158,276
Andrew J. Iseman	$78,001
Craig L. Anderson	$112,334

(1)	These amounts represent the acceleration of vesting, upon death or disability, of all of the service-based restricted stock, and one-third of the performance-based restricted stock granted in 2011, and two-thirds of the performance-based stock granted in 2010.

Qualified Retirement

Stock Options. Upon a “qualified retirement” (defined as a retirement at age 60 or more with 10 or more years of continuous service to the Company under the Long-Term Plan) of an Executive, all unvested stock options under the Long-Term Plan, shall immediately vest. The Company believes that acceleration due to such retirement is appropriate and necessary in order to motivate and reward Executives approaching retirement age, because the Company’s competitors commonly offer such an acceleration feature to their executives.

Restricted Stock. For grants of restricted stock made prior to 2008, there is no acceleration of vesting of the restricted stock issued to the Executives under the Long-Term Plan upon qualified retirement. For grants made in and after 2008, all shares of service-based restricted stock not already vested will vest on a proportional basis by dividing the number of years of continuous service completed as of the qualified retirement as measured from the grant date by the number of full years of continuous service required in order for each respective tranche to vest. Shares of performance-based restricted stock granted in and after 2008 vest proportionally based on the portion of the applicable performance standard that has been met as of the effective date of the qualified retirement without regard to the number of years of continuous service. The proportional vesting of the performance-based restricted stock, however, would not become effective until after the completion of the three-year performance period and the achievement of the applicable performance standard. As of December 31, 2011, no service-based shares of the 2011 grant would vest; one-third of the first tranche, one-fourth of the second tranche, and one-fifth of the third tranche of service-based shares from the 2010 grant would vest; and two-thirds of the first tranche, one-half of the second tranche and two-fifths of the third tranche of service-based shares from the 2009 grant would vest; and 33.14% of the shares of the 2011 performance-based grant and 65.19% of the shares of the 2010 performance-based grant would vest. The Company would not issue shares of performance-based restricted stock however until the completion of the performance period and the determination that the entire performance standard for the performance period for the respective 3-year period had been met.

As of December 31, 2011, none of the Company’s Executives was eligible to be considered for “qualified retirement”.

2011 DIRECTOR COMPENSATION

For their board service during 2011, directors of the Company who were not employed by the Company or its subsidiaries received a retainer of $30,000 per year, of which $10,000 is paid in cash and $20,000 in the form of a grant of Company Stock. Both the cash portion and stock portion are based upon the numbers of full calendar quarters that each respective director serves as a director. One-fourth of the cash portion of the retainer is paid at the end of each calendar quarter of service. The stock portion of the retainer is issued in arrears at the first meeting of the Compensation Committee after the end of the fiscal year, and is fully vested and non-forfeitable upon issuance. The directors also received $2,000 for each 2011 board meeting they attended. The Audit Committee chairperson received an annual retainer of $8,000, and all Audit Committee members were paid $1,000 for each committee meeting they attended. The chairperson of the Governance Committee and of the Compensation Committee each received an annual retainer of $5,000, and the members of the Governance Committee and the Compensation Committee were each paid $1,000 for each committee meeting they attended.

The total compensation received by the Company’s directors for 2011 is reflected in the following chart:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total
Theodore Armstrong	8,524	19,968	28,492
David R. Bradley, Jr.	24,021	19,968	43,989
Nancy K. Buese	29,021	19,968	48,989
Terrence P. Dunn	24,021	19,968	43,989
Kevin C. Gallagher	25,021	19,968	44,989
Greg M. Graves	27,021	19,968	46,989
Alexander C. Kemper	20,021	19,968	39,989
John H. Mize, Jr.	23,021	19,968	42,989
Kris A Robbins	27,021	19,968	46,989
Thomas D. Sanders	22,021	19,968	41,989
L. Joshua Sosland	23,021	19,968	42,989
Paul Uhlmann III	23,021	19,968	42,989
Thomas J. Wood III	23,021	19,968	42,989

(1)	Fees shown in the table reflect total fees earned during 2011, including an amount equal to a partial share from the grant of the directors’ stock retainer for 2011 that was paid during 2012.

(2)	Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Information regarding the assumptions made in the valuation of grants is included in the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended 2011, filed with the Securities and Exchange Commission on February 28, 2012, under the heading “Accounting for Stock-Based Compensation” in Note 1, Summary of Accounting Policies, and in Note 11, Employee Benefits. The amount includes only the stock retainer granted in 2010 and issued in January, 2011. The stock retainer for 2011 was issued on January 24, 2012, to all directors.

The Company adopted, effective January 1, 2012 upon the recommendation of the Compensation Committee, a new director compensation program designed be more market competitive and to recognize the increased demands on the time and contributions of the directors caused by numerous regulatory requirements and the increasing complexity and scope of the Company’s business. In making its recommendation to adopt the new program, the Compensation Committee considered information and recommendations provided to it by its Consultant (see “Executive Compensation – Compensation Discussion and Analysis, Role of the Compensation Consultant”, above), including an analysis of the amounts and mix of components (equity vs. cash) that make up the director compensation programs of the Company’s peer group, trends in director compensation generally, and the fact that the total compensation then being offered by the Company for Board and committee service was significantly below that of its peer group. As revised, effective January 1, 2012, the Board members are compensated for their Board service as follows: an annual cash retainer of $25,000, and an annual equity retainer (shares of fully vested unrestricted Company Stock) having a value of $40,000 at the date of issuance. No fee will be paid for attendance of Board meetings. The annual retainer to be received by each of the committee chairs is $12,000 (Audit Committee Chair) and $6,000 (Governance Committee Chair, and Compensation Committee Chair). Meeting attendance fees for committee members are $2,000 (Audit Committee) and $1,000 (Compensation Committee and Governance Committee) per meeting. The overall increase in total Director compensation reflected in the new program was believed by the Compensation Committee and Board to be necessary and appropriate in view of the increasing requirements imposed on the directors, and in order to increase directors’ compensation to a level that is closer to that of the Company’s peer group, and sufficient to enable the Company to attract and retain the quality of directors that is necessary to continue the Company’s growth and successes.

DIRECTOR QUALIFICATIONS

The Governance Committee’s goal is to assemble a Board that operates cohesively and challenges and questions management in a constructive way. The Governance Committee annually reviews the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole. When assessing directors and nominees for the Board, the Governance Committee considers a number of criteria and factors applicable to each director and nominee, including how active the director is in understanding the Company’s business and in participating in Board meetings, his/her ability to contribute to the Board, the time he/she has available, and his/her participation on other boards. Board members should possess such attributes and experience as are necessary to enhance the Board’s ability to manage and direct the business of the Company, including character, integrity, judgment, record of achievement, knowledge, experience, skills and expertise, and the other director criteria and qualities enumerated in the Governance Committee’s Charter.

The Governance Committee believes that each director of the Company as of the date of this filing brings a strong and unique background and set of skills to the Board, giving the Board, as a whole, competence and experience in a wide variety of areas. Set forth below is information on each director and nominee, and a summary of their particular experiences, qualifications, attributes and skills that qualify them for service on the Board.

David R. Bradley, Jr.

Mr. Bradley is Chairman and Chief Executive Officer of News-Press & Gazette Co., headquartered in St. Joseph, Missouri. He also has served as publisher of St. Joseph News-Press since 1994. News-Press & Gazette is a diversified communications company with operations in newspapers, commercial printing, broadcasting and digital media in eight states. It had operated a cable television subsidiary for 45 years which was sold in April 2011. He serves on the University of Missouri system Board of Curators and currently is chairman. Mr. Bradley has extensive experience in board governance matters, including more than 20 years of past service on the

Company’s Board. As the chief executive of a communications company, Mr. Bradley brings to the Board important experience in managing growing companies, as well as specialized knowledge of the communications industry.

Nancy K. Buese

Ms. Buese has served as Sr. Vice President and Chief Financial Officer of MarkWest Energy Partners, LLC, a midstream master limited partnership headquartered in Denver, Colorado, since October 2006. Prior to her appointment as Chief Financial Officer, she served as Chief Accounting Officer of MarkWest from November 2005 to October 2006. Ms. Buese is a former Partner with Ernst & Young LLP, having worked in public accounting for twelve years. Through her formal education in the areas of accounting, auditing and tax, as well as her work as a CPA and with audit committees of other publicly-held companies, Ms. Buese brings extensive financial literacy skills to the Board. In addition, through her current position as the chief financial officer of a publicly-traded energy company, she has experience in corporate finance, risk management and information technology. She also qualifies as an Audit Committee Financial Expert and brings to the Board diversity in geographic representation and gender.

Peter J. deSilva

Mr. deSilva joined the Company as President and Chief Operating Officer in January 2004. In May of 2004, he also assumed the positions of Chairman and Chief Executive Officer of UMB Bank, n.a. Prior to joining the Company, he was employed by Fidelity Investments from 1987 until 2004, serving as Senior Vice President of Operations and Customer Service. Mr. deSilva has extensive direct experience regarding the operations, investment services, financial performance, and products of the Company, gained through his position as Chief Operating Officer of the Company and his prior operations experience at a national financial services company. He brings to the Board, specialized knowledge of the banking, mutual fund and financial services industries, extensive experience in human resources management, and community relations experience.

Terrence P. Dunn

Mr. Dunn has served as President and Chief Executive Officer of J.E. Dunn Construction Group Inc. (formerly known as Dunn Industries) since 1989. J.E. Dunn Construction Group Inc. is headquartered in Kansas City, Missouri, and is the holding company for commercial contractor and construction company affiliates across the nation, including J. E. Dunn Construction Company. He also serves as a director of Kansas City Southern where he is a member of the compensation and organization committee and the nominating committee. Mr. Dunn brings significant board and governance experience from his service as past director of the board of the Federal Reserve Bank of Kansas City and from serving on the boards of directors of businesses having operations within the Company’s geographic footprint. He also has extensive management skills as the chief executive of a large construction company having offices throughout the United States, operations experience in project management with responsibilities for budgeting, and in the management of significant growth of his company in geographic scope and volume over the past 20 years.

Kevin C. Gallagher

Mr. Gallagher is currently Chief Executive Officer of Little Pub Holdings, LLC, Denver, CO, an owner/operator of 20 neighborhood pubs and restaurants. He also serves as Chairman and Chief Executive Officer of West Creek Partners, LLC, a private investment firm, as well as serving as Vice Chairman of Gallagher Industries, LLC, a private holding company of middle market industrial companies. He has entrepreneurial experience and marketing experience gained from serving as Chief Executive Officer of a large complex diversified operation with companies in both the manufacturing and distribution industries. He also brings to the Board, geographic diversity community relations experience, and experience in investments and mergers & acquisitions.

Greg M. Graves

Mr. Graves is Chairman of the Board and Chief Executive Officer of Burns & McDonnell, a consulting engineering company headquartered in Kansas City, Missouri with offices and operations throughout the United States. Prior to being named as Chairman, he served as President and Chief Executive Officer from October 2003 until December 2008; from January 2003 through October 2003, he served as President and Chief Operating Officer. He served as General Manager of that company’s Energy Division from November 1997 through June 2001, and as President of its Energy Group from July 2001 through December 2002. Mr. Graves’ experience as Chief Executive Officer of a large engineering company, with multiple offices and projects located throughout the United States and abroad, gives him leadership skills and growth management skills. He also has human resources experience gained through his management of large number of professionals and managers.

Alexander C. Kemper

Mr. Kemper, a brother of J. Mariner Kemper and first cousin of Thomas J. Wood III, is Chairman of the Board of the Collectors Fund, a private equity fund focused on alternative asset classes. He is also Chairman of the Board and CEO of Pollenware, a leading provider of payment optimization technology and cash flow solutions for corporations. Prior to founding the Collectors Fund and Pollenware, Mr. Kemper founded and served as Chairman and Chief Executive Officer from March 2000 to mid-2006 of Perfect Commerce, Inc. (formerly eScout LLC), a provider of supplier relationship management technology. Mr. Kemper is a board member of AXA Art USA (NYSE: AXA), Sipvine, and SCD Probiotics. Prior to March 2000, he served as President of the Company from 1995 and as Chief Executive Officer from July 1999, and served as Chief Executive Officer of UMB Bank, n.a. from January 1996 and as Chairman and Chief Executive Officer of UMB Bank, n.a. from January 1997. Mr. Kemper also serves as a director and a member of the audit committee, compensation committee, and governance committee for NIC Inc (NASDAQ: EGOV). In 2008, Mr. Kemper became a Director of the BATS Exchange and serves on their executive committee, regulatory oversight committee and their compensation committee. Because of Mr. Kemper’s prior experience as Chief Executive Officer and Chairman of the Board of the Company, and as Chief Executive Officer and founder of multiple start-up companies, he brings entrepreneurial experience in managing growth, marketing skills, operations and investment experience, and information technology skills and experience to the Board.

J. Mariner Kemper

Mr. J. Mariner Kemper, a brother of Alexander Kemper and first cousin of Thomas J. Wood III, has served as Chairman and Chief Executive Officer of the Company since May 2004 and has served as Chairman UMB Bank Colorado, n.a. since July 2000. Mr. Kemper was a Vice Chairman of the Company from February 2003 until May 2004. He also was President of UMB Bank Colorado, n.a. from October 1997 until July 2000 and Chief Executive Officer from July 2000 until September 2009. As Chief Executive Officer of the Company for nearly eight years, Mr. Kemper brings to the Board, skills in leadership, consensus-building, and in the implementation of the Company’s key strategies. He has detailed knowledge of the Company’s key business and operational strategies and branding, and possesses operations experience and knowledge of every aspect of the Company’s business. He also has specialized knowledge of the investments, banking and financial services industries, as well as extensive community relations experience, with involvement in civic and business organizations in Kansas City and Colorado.

John H. Mize, Jr.

Mr. Mize has served as Chairman, President and Chief Executive Officer of the Blish-Mize Company, based in Atchison, Kansas, since 1982. Blish-Mize is a wholesale distribution company. He brings extensive board and governance experience, developed through his more than 20 years on the Company’s Board as well as through lengthy service on the Company’s audit committee. Mr. Mize also has significant experience as a Chief Executive Officer and managing operations as well as marketing expertise, as leader of a privately-held century-old distribution business.

Kris A. Robbins

Mr. Robbins served as Chairman of the Security Benefit Corporation and its companies from January 2006 until his retirement in February 2010, and as Chief Executive Officer of such company from January 2001 until his retirement in February 2010. Security Benefit Corporation and its affiliates provide annuities, mutual funds, exchange traded funds, retirement plans, and business processing services throughout the United States. Following his retirement from Security Benefit Corporation, Mr. Robbins founded and owns KARobbins LLC, which provides private equity, angel investment and advisory services. He also is a founding partner and Chief Executive Officer in a receivables finance/factoring company, ClearLeaf Finance. Currently, he advises SuDoKu PDQ and serves on its Board, and serves as a director on the boards of Compliance Assurance Corp. (PA), and Key Health Group (CA), also serving as audit committee chair for both these boards. Mr. Robbins brings financial literacy skills, developed through education and professional experience in accounting and financial management. In addition, he has significant experience and knowledge relating to operations and investments, gained from his leadership of a large financial services business which had significant growth and changes in products, including insurance and mutual funds. Mr. Robbins has specialized industry knowledge in areas of investments and insurance; he currently serves on the Audit Committee, with the status of an Audit Committee Financial Expert, and serves the Board’s Compensation Committee.

Thomas D. Sanders

Mr. Sanders has served as Chairman of the Board of Directors of MMC Corp., a construction holding company, from 1991 through 2002, and from January 2010 through the present. He also served as Chief Executive Officer of that company from 1991 through January 2003, and as Board Consultant/Strategic Planning of that company from 2005 through 2010. Prior to that he served as Chairman of the Board, President and CEO of Midwest Mechanical Contractors Inc., one of MMC Corp.’s operating companies. Mr. Sanders has significant leadership experience managing the growth of a multi-state group of construction companies. He has extensive board governance experience, through his lengthy tenure on the Company’s Board and Compensation Committee, as well as his experience on numerous civic, industry and private company boards. He brings to the board, specialized knowledge of the construction industry, including risk assessment and mitigation, project planning, budgeting and forecasting.

L. Joshua Sosland

Mr. Sosland has served as Vice President of Sosland Companies, Inc., Kansas City, Missouri, since 1993. Established in 1922, the Sosland Companies are primarily engaged in trade publications for the baking, flour milling and food processing industries. Mr. Sosland has also served as editor of “Milling & Baking News” since 2000. Mr. Sosland contributes significant investment experience and expertise, as well as board and governance expertise, with 14 years of service on the Company’s Board, including several years as a member of the UMB

Bank n.a. Trust Policy Committee. The economic analytical skills developed from his formal education (A.B. Economics from Harvard College), as well as his publishing experience covering and analyzing the food processing industry enable him to provide valuable analysis of investment and acquisition activities. Through his many years of service on, and leadership of, the Board’s Compensation Committee, Mr. Sosland has detailed knowledge of the development and implementation of the Company’s executive incentive compensation plans.

Paul Uhlmann III

Mr. Uhlmann has served as President of The Uhlmann Company, Kansas City, Missouri, since 1997. The Uhlmann Company is a grocery products company. He brings to the Board, operations experience and business analytical skills, both from his formal education (MBA, University of Chicago 1975), and through his management of a privately-held food manufacturing and distribution company. He has extensive governance and board experience, with 12 years of service on the Company’s Board of Directors and its Governance Committee. Mr. Uhlmann also contributes valuable community relations skills through his leadership of community social and philanthropic organizations.

Thomas J. Wood III

Mr. Wood, a first cousin to J. Mariner Kemper and Alexander C. Kemper, serves as General Partner, Wood Family Partnerships. From 1997 through March 2005, he served as Chairman of the Board of American West Medical Company, a distribution, sales and marketing company of medical supplies. From 1988 through 1995 he served as Chief Executive Officer of Golden Harvest, Inc., a manufacturing company headquartered in Kansas City with a manufacturing plant in Chicago. Mr. Wood brings to the board, leadership skills developed through his management as Chief Executive Officer of a distribution company. He also brings extensive governance and board experience, arising from his 12 years on the Company’s Board, and marketing and investment expertise.

PROPOSAL #1

ELECTION OF DIRECTORS

General Information

Prior to July 26, 2011, the Board was divided into three separate classes (each class having an approximately equal number of directors), with each class being elected, on a staggered basis, for a three-year term. On July 26, 2011, the Board amended the Company’s By Laws to eliminate the classification and staggered elections, and to provide that thereafter, directors will be elected for one-year terms annually as their terms expire or positions are vacated. The By Law amendment provides however that any director who, on July 26, 2011, was then serving a term that extended beyond the date that the Company’s 2012 Annual Meeting of Shareholders is held, is permitted to serve out such term, after which time he/she may stand for re-election on an annual basis, if so nominated.

Nomination and Election Process

In identifying and evaluating nominees, the Governance Committee may receive recommendations from an outside director recruitment consultant retained by it, Company management, other directors, and from shareholders (in accordance with the procedures described below). The Governance Committee reviews information on each candidate and evaluates him/her based on the criteria set out in the Governance Committee Charter and the needs and requirements of the Company and its Board committees. The Governance Committee believes that any director candidate should have the following minimum qualifications:

•	Be an individual of high character and integrity;

•	Have a reputation, both personal and professional, consistent with the image and reputation of the Company; and

•	Have expertise that may be useful to the Company.

The Governance Committee also considers various factors, including the independence, experience, diversity, age, geographic representation, business associations, and economic relationships of each potential candidate as well as education or special skills, prior service on a board of directors of a publicly-traded company, areas of expertise, ability to regularly attend and actively contribute to Board meetings, and other characteristics and qualities as identified by the Governance Committee or by the Board from time to time as being likely to enhance the effectiveness of the Board and its committees.

Although the Company has no formal policy on Board diversity, the Governance Committee and the Board believe that a diverse board of directors is desirable to expand the Board’s collective knowledge and expertise relating to the Company’s business, as well as to evaluate management and positively influence the Company’s performance. Accordingly, the Governance Committee’s Charter provides that in carrying out its responsibilities for locating, recruiting and nominating candidates for election to the Board, the Governance Committee should take into account a number of factors and considerations, including diversity. Such considerations of diversity include geographic regions, professional or business experiences, gender, race, national origin, specialized education or work experience and viewpoints. In 2009, the Board identified diversity and accounting and auditing experience that would be useful in serving on the Company’s Audit Committee and that would qualify them as an audit committee financial expert, as factors to be given additional weight in the search for appropriate Board candidates, and as a result, the Company was able to recruit a candidate possessing gender diversity and auditing and accounting experience who has been elected to the Board. Based on this experience, the Board believes that its focus and efforts on diversity is successful and is providing useful perspectives to help the Board evaluate risks facing the Company and understand the competitive strengths and challenges facing the Company.

The Governance Committee considers nominations of director candidates properly made or recommended by shareholders in accordance with applicable laws and regulations, or submitted in writing by shareholders to the Governance Committee providing the candidate’s name, biographical data and qualifications. Such written submissions should be sent to: “Board Corporate Governance and Nominating Committee, c/o Corporate Secretary, UMB Financial Corporation, 6th Floor, Mail Stop 1020604, 1010 Grand Blvd., Kansas City, Missouri 64106.” In its consideration of such nominees, the Governance Committee utilizes the same criteria and factors as described in the Governance Committee Charter and as set forth above. There is no difference between the manner in which candidates or nominees submitted by shareholders are evaluated, compared to the manner in which candidates or nominees submitted by management or by members of the Governance Committee or by any other person or entity, are evaluated.

The Governance Committee met in January 2012, selected nominees for four of the five seats currently held by directors whose terms are scheduled to expire at the Annual Meeting, and recommended to the Board that the size of the board be reduced by one (to 13). The Board subsequently reduced the size of the Board to thirteen (13) and nominated the four nominees identified below to be presented to the shareholders at the Annual Meeting for election to the Board. Each of the nominees is currently a member of the Board, and has agreed to be named as a nominee and to serve as a director, if elected. It is not anticipated that any of the nominees will become unavailable for election; however, if any nominee(s) should unexpectedly become unavailable, the shares represented by the proxy will be voted for such substitute nominee(s) as the Governance Committee may select and approve, and the Board may nominate.

The four director nominees receiving the highest number of “FOR” votes will be elected. This is commonly known as “plurality voting.” You may use cumulative voting for the election of directors. You will have one vote per share for each nominee. Under cumulative voting you may cast all of your vote for a specific nominee or may distribute your votes among all nominees in whatever proportion you wish. If you desire to use cumulative voting please contact the Company’s transfer agent at (312) 499-7033 prior to the annual meeting or vote in person at the Annual Meeting. Withholding authority to vote for some or all of the director nominees, or not returning your proxy card or voting instruction, will have no effect on the election of directors. Your broker is not permitted to vote your shares on this matter if no instruction is received from you.

At its January 24, 2012 meeting, the Company’s Board of Directors adopted a policy providing that if, in the case of an uncontested election of the Company’s directors, a nominee for election receives a greater number of votes “withheld” than “for” his or her election, then he/she must promptly tender his or her offer of resignation to the Board of Directors, and that such resignation would become effective only if (and at such time as), the Board accepts it. In making its decision as to whether to accept such resignation, the Board would obtain a recommendation from the Company’s Governance Committee. The Board must take action on the resignation, within 90 days from the date of the certification of the election results, and the Company will publicly disclose (by a Form 8-K filing with the Securities and Exchange Commission) the action to be taken on the tendered resignation, and the rationale behind it, within four business days of the decision. The policy provides that in making its recommendation and decision, the Governance Committee may each consider any factors or other information that it considers appropriate and relevant, and that the director who tenders his or her resignation shall not participate in the deliberations or actions of the Governance Committee or Board. The policy provides that if a resignation is accepted by the Board, then the Governance Committee will make a recommendation to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

The following schedule sets forth information about the four (4) director nominees and about the nine (9) present directors of the Company who will continue in office until the expiration of their current terms:

Director Nominees—Terms expiring in 2013

Name	Age	Position with the Company	Director Since
Nancy K. Buese	42	Director	2009
J. Mariner Kemper	39	Chairman, CEO and Director	2004
Thomas D. Sanders	67	Director	1991
L. Joshua Sosland	51	Director	1998

Directors Who Will Continue In Office

Terms expiring in 2013

Name	Age	Position with the Company	Director Since
David R. Bradley, Jr.	62	Director	1983
Peter J. deSilva	50	President, COO, and Director	2004
Terrence P. Dunn	62	Director	2003
Alexander C. Kemper	46	Director	1992
Kris A. Robbins	53	Director	2000

Terms expiring in 2014

Name	Age	Position with the Company	Director Since
Kevin C. Gallagher	43	Director	2007
Greg M. Graves	54	Director	2003
Paul Uhlmann III	61	Director	2000
Thomas J. Wood III	65	Director	2000

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE FOUR DIRECTOR NOMINEES.

PROPOSAL # 2: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected and engaged Deloitte & Touche LLP as independent registered public accounting firm to examine and audit the consolidated financial statements of the Company for the fiscal year 2012. The Board is recommending that you ratify such engagement. Notwithstanding the Audit Committee’s initial selection and engagement and the shareholders’ ratification of such engagement, however, the Audit Committee shall be specifically authorized to retain another independent registered public accounting firm at any time during the year if the Audit Committee feels that such change would be in the best interest of the Company. Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm continuously since 1982. The Audit Committee has considered whether any other relationships, including without limitation, whether Deloitte & Touche LLP’s provision of the different types of services described in the schedule below, were compatible with the maintenance of Deloitte & Touche LLP’s independence, and the Audit Committee has concluded that such relationships are compatible with the maintenance of its independence. If the Company’s shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will consider the shareholders’ action in deciding whether to appoint Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013.

The Audit Committee has not established pre-approval policies and procedures for the engagement of auditor services. All auditor services are approved by the Audit Committee.

Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement. They will also be available to respond to appropriate questions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION AND RETENTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INDEPENDENT PUBLIC ACCOUNTING FIRM FEES
The following table summarizes the aggregate fees (including related expenses) for professional services provided by Deloitte & Touche LLP related to fiscal year 2010 and fiscal year 2011.
	Fiscal years ended December 31,
	2011	2010
Audit Fees	$840,000	789,775
Audit Related Fees (1)	$44,000	4,000
Tax Fees	0	0
All Other Fees	0	0

Total	$884,000	$793,775

(1) Regulatory compliance procedures for UMB Bank, n.a., UMB Financial Services, Inc. and Scout Investments, Inc.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Audit Committee has met and held discussions, including separate executive sessions, with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with management and the independent auditors performing the Company’s audits prior to public release of each announcement.

The Audit Committee received from the independent auditors the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence, describing all relationships between the independent auditors and the Company that might bear on the independent auditors’ objectivity and independence, and satisfied itself as to the independent auditors’ independence. The Audit Committee determined that the independent auditors’ provision of non-audit services to the Company was insignificant in amount and compatible with the independent auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent auditors and the internal auditors, their respective audit plans, audit scope, and identification of audit risks.

The Audit Committee reviewed and discussed with the independent auditors, the matters required to be discussed under the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T as may be modified or supplemented.

The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2011, and has discussed them with management and with the independent auditors.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission. The Audit Committee has also selected Deloitte & Touche LLP as the independent auditors for the Company and its subsidiaries for 2012. The Board has concurred in that selection and has presented the matter to the shareholders of the Company for ratification.

Nancy K. Buese, Chairman

Kevin C. Gallagher

John H. Mize, Jr

Kris A. Robbins

PROPOSAL #3—SHAREHOLDER PROPOSAL

The Company expects the following proposal (Proposal 3 on the proxy card) to be presented at the Annual Meeting by a Company shareholder owning 92 shares of the Company’s common stock. Pursuant to Rule 14a-8(l)(1) of the Exchange Act, the Company will provide the name and address of the proponent of this shareholder proposal promptly upon receipt of a written or oral request. As required by the Exchange Act, the text of the shareholder proposal and supporting statement appear as submitted to the Company by the shareholder. The Board and the Company accept no responsibility for the contents of the proposal or the supporting statement. The Board recommends a vote against the proposal for the broader policy reasons set forth below.

PROPOSAL 3: SHAREHOLDER PROPOSAL REGARDING POLICY TO PROHIBIT DERIVATIVE, SPECULATIVE AND PLEDGING TRANSACTIONS

Resolved: That the shareholders of UMB FINANCIAL CORPORATION request its Board of Directors to adopt and enforce a policy to promote responsible use of company stock by named-executive officers and directors, which policy would prohibit derivative or speculative transactions involving stock, including but not limited to trading in puts, calls, covered calls, or other derivative products; engaging in hedging or monetization transactions with respect to company stock in a margin account, or pledging company stock as collateral for a loan.

Supporting Statement

In the proxy statement for the annual meeting held in 2011, it is disclosed that J. Mariner Kemper, Chairman and Chief Executive Officer of UMB Financial Corporation and Chairman of UMB Bank, Colorado, “pledged 25,871 shares of (UMB) common stock as security for indebtedness.” In the proxy statement for that meeting, his total compensation is reported to be $1,611,986 (this figure does not include any income from Kemper Realty or Pioneer Service Corporation which are not disclosed).

As a shareholder, the proponent supports compensation policies that award reasonable compensation to executives, officers, managers and staff members and those of the shareholders and I am concerned that this is not always the case at UMB Financial Corporation. Many corporations have policies prohibiting executives and all employees from pledging securities of their employer in margin accounts or as collateral for a loan.

About three years ago, defaults in margin accounts and loans were frequent in the declining stock market. The most outrageous of these, was that of the chairman of Chesapeake Energy Corp. when 31,000,000 shares of his stock were sold out from under him for about $500,000,000. Suddenly, he did not have enough shares to be qualified as an officer of his employer.

The absence of a strong policy at UMB Financial Corporation to encourage and promote the use of stock in ways that better align the interests of its executives with the interests of shareholders is a great concern to the proponent who is a long-term shareholder. Generally, when shares are subject to a margin call or collateral call, the market price can be adversely affected and the market price diminished when the forfeited shares are sold into it.

A number of corporations have adopted “responsible use of company stock” policies which the proponent advocates.

If you agree, please vote “FOR” this proposal.

Opposing Statement of the Board of Directors

Your Board recommends a vote “AGAINST” this proposal for the following reasons:

The Board has considered this proposal and believes that it is not necessary because the Company’s existing policies restrict hedging transactions by our executives and directors and ensure that the interests of our named executive officers are aligned with those of the Company’s shareholders.

The Board believes that restricting hedging and speculative transactions by the Company’s named executive officers and directors is good corporate governance. Hedging or monetization transactions allow an officer or director of the Company to continue to own the Company securities, but without the full risks and rewards of ownership. When that occurs, the officer or director may no longer have the same objectives as the Company’s other shareholders.

To avoid the appearance of inappropriate conduct if a named executive officer or director engages in speculative transactions and to address the concerns raised by the proponent, in January 2012 the Board adopted a Policy Regarding Hedging Transactions. The policy prohibits named executive officers and directors from engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities.

The Board directed Company counsel to contact the proponent and respectfully request that the proponent withdraw his proposal in light of the Policy Against Hedging Transactions. The proponent refused, stating that he believes that the Policy Regarding Hedging Transactions also should prohibit executive officers and directors from pledging their shares of Company stock as collateral for loans. The Board continues to believe that a prohibition on pledging is not necessary. If the loan involves a speculative transaction, it already is prohibited under the Company’s policy. If the loan is for a non-speculative purpose, such as a child’s education or a family medical emergency, the Board does not believe the pledge of Company stock should be prohibited. As a result, the Board believes that the Company’s current policies on trading in UMB securities assure that the interests of UMB’s leadership and UMB’s shareholders remain aligned.

Approval of this shareholder proposal requires approval by a majority of the shares present at the Annual Meeting and entitled to vote. Abstentions will have the same effect as a vote against the shareholder proposal.

Your Board of Directors unanimously recommends a vote AGAINST the shareholder proposal.

HOUSEHOLDING

If you and other residents at your mailing address own shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker, bank or nominee. This practice is called “householding.” If you did not respond that you did not want to participate in householding, you are deemed to have consented to that process. If these procedures apply to you, your broker, bank or other nominee will have sent one copy of our Annual Report to Stockholders and Proxy Statement to your address. You may revoke your consent to householding at any time by contacting your broker, bank or other nominee.

If you did not receive an individual copy of our Annual Report to Stockholders and Proxy Statement, we will send copies to you if you contact us at UMB Financial Corporation, 1010 Grand Blvd, Kansas City, MO 64106, Attention: Corporate Secretary or call (816) 860-7000 and ask for the Corporate Legal Department. If you and other residents at your address have been receiving multiple copies of our Annual Report to Stockholders and Proxy Statement and desire to receive only a single copy of these materials, you may contact your broker, bank or other nominee (if you are a Beneficial Owner) or contact us (if you are a Registered Shareholder) at the above address or telephone number.

SHAREHOLDER PROPOSALS

Shareholder proposals must be received by the Company by November 15, 2012, to be considered for inclusion in the proxy materials of the Company for the 2013 Annual Meeting. The Company requests that such shareholder proposals be sent to the attention of the Corporate Secretary by certified mail-return receipt requested. In addition, the Company must receive notice of any shareholder proposal to be submitted at the 2013 Annual Meeting (but not required to be included in the Company’s proxy statement for that meeting) by January 29, 2013, or such proposal will be considered untimely pursuant to Rule 14a-5(e)(2) under the Exchange Act.

This proxy is provided to you by order of the Board of Directors

Dennis R. Rilinger

Secretary

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the director nominees listed in Proposal 1, FOR Proposal 2 and AGAINST Proposal 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Nancy K. Buese	☐	☐	02 - J. Mariner Kemper	☐	☐	03 - Thomas D. Sanders	☐	☐

04 - L. Joshua Sosland	☐	☐
			For Against Abstain				For Against Abstain

2.    To ratify the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm and to examine and audit the consolidated financial statements of the Company for the fiscal year 2012.

☐ ☐ ☐

3.   To  act   upon a shareholder proposal asking the Board of Directors to adopt a policy, in addition to the Company’s current Policy Against Hedging Transactions, that would prohibit named executive officers and directors from engaging in derivative, speculative or hedging transactions involving Company stock, and from pledging Company stock as collateral for a loan.

☐ ☐ ☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢		1 U P X 1 3 6 3 6 7 2	+
01FPQC

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — UMB Financial Corporation

1010 Grand Blvd. Kansas City, MO 64106

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING ON APRIL 24, 2012

The undersigned hereby appoints Peter J. deSilva, J. Mariner Kemper and Michael D. Hagedorn or any of them, with full power of substitution as proxies, to represent and vote all shares of Common Stock of UMB Financial Corporation, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held April 24, 2012, at 9:00 a.m., and any adjournments or postponements thereof. This proxy revokes all prior proxies given by the undersigned.

Management knows of no other matters to be brought before the Annual Meeting; however, the persons named as proxy holders or their substitutes will vote in their discretion with respect to any other matters that are properly brought before the Annual Meeting or any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder or absent instruction will be voted FOR all of the director nominees listed in Proposal 1, FOR Proposal 2 and AGAINST Proposal 3. Unless authority to vote for any director nominee is withheld, authority to vote FOR such nominee will be deemed and granted.

In their discretion, the persons named as proxy holders or their substitutes are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004

000000000.000000 ext     000000000.000000 ext

000000000.000000 ext     000000000.000000 ext

000000000.000000 ext     000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 p.m., Central Time, on April 20, 2012.

Vote by Internet
• Go to www.envisionreports.com/UMBF • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the director nominees listed in Proposal 1, FOR Proposal 2 and AGAINST Proposal 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

01 - Nancy K. Buese	☐	☐	02 - J. Mariner Kemper	☐	☐	03 - Thomas D. Sanders	☐	☐

04 - L. Joshua Sosland	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm and to examine and audit the consolidated financial statements of the Company for the fiscal year 2012.	☐	☐	☐	3.	To act upon a shareholder proposal asking the Board of Directors to adopt a policy, in addition to the Company’s current Policy Against Hedging Transactions, that would prohibit named executive officers and directors from engaging in derivative, speculative or hedging transactions involving Company stock, and from pledging Company stock as collateral for a loan.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

    +

01FPRB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Employee Plan Card — UMB Financial Corporation

1010 Grand Blvd. Kansas City, MO 64106

CONFIDENTIAL VOTING INSTRUCTIONS TO: MARSHALL & ILSLEY TRUST COMPANY, N.A. AS TRUSTEE UNDER THE EMPLOYEE STOCK OWNERSHIP PLAN OF UMB FINANCIAL CORPORATION AND THE UMB PROFIT SHARING AND 401(K) PLAN

I hereby direct that the voting rights pertaining to the shares of UMB Financial Corporation held by the Trustee and attributable to my account(s) in the above-described plans shall be exercised at the Annual Meeting of Shareholders of the Company to be held April 24, 2012 at 9:00 a.m., or any adjournment or postponement of such meeting, in accordance with the instructions on the reverse side, to vote upon Proposals 1-3 and on such other matters that may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name appears on the reverse side of this card. Your ESOP shares will be voted by the Trustee in the Trustee’s discretion unless you vote by one of the methods shown on the reverse side no later than 1:00 a.m. Central time, April 20, 2012. Your 401K shares will be voted in proportion to the way that other 401K shares are voted unless you vote by one of the methods shown on the reverse side no later than 1:00 a.m. Central time, April 20, 2012.

(Items to be voted appear on reverse side.)